Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT

BY AND AMONG

SALONA GLOBAL MEDICAL DEVICE CORPORATION,

INSPIRA FINANCIAL COMPANY,

SIMBEX PARENT ACQUISITION I CORP.,

SIMBEX ACQUISITION I CORP.,

SIMBEX, LLC,

RICHARD GREENWALD,

AND

THE ADDITIONAL EQUITYHOLDERS

DATED

September 30, 2021

TABLE OF CONTENTS

Page

1. PURCHASE AND SALE OF COMPANY SHARES; CONSIDERATION	1

1.1 Purchase of the Membership Interests	1
1.2 Consideration	1
1.3 Noncompetition Agreement	2
1.4 Purchase Price Adjustment	2
1.5 Earnout	5
1.6 Withholding Taxes	8

2. CLOSING	8

2.1 Closing Date	8

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY AND THE SELLERS	8

3.1 Organization and Organization Documents	9
3.2 Capitalization	9
3.3 Representations as to Sellers	10
3.4 Authority of Seller Parties	11
3.5 Title to Property; Condition of Assets	11
3.6 Real Property	12
3.7 Permits; Compliance with Laws; Litigation	12
3.8 Unaudited Financial Statements	14
3.9 Absence of Adverse Changes or Other Events	15
3.10 Employees and Employment Matters	15
3.11 Intellectual Property	17
3.12 Customer Contracts and Business Documents	20
3.13 Broker or Finder	21
3.14 Contracts	21
3.15 Insurance	21
3.16 Environmental Matters	22
3.17 Accounts Receivable	22
3.18 Banks, Officers and Powers of Attorney	23
3.19 Certain Business Relationships With Affiliates	23
3.20 Questionable Payments	23
3.21 Tax Matters	23
3.22 Investment in Buyer Parent Stock and Parent Stock	25
3.23 FDA and Healthcare Regulatory Compliance	28
3.24 Data Protection	31
3.25 Tax Advisors	32
3.26 Disclosure	32

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER	32

4.1 Authority	32
4.2 Status of Buyer Parent Stock	32
4.3 Capitalization	33

5. COVENANTS	33

5.1 Access and Investigation	33
5.2 Operation of the Business	33
5.3 Required Approvals	33
5.4 Notification	33
5.5 Public Announcements	33
5.6 Exclusivity	34
5.7 Cash on Hand	34
5.8 Audit	34
5.9 Key Employee Agreements	34
5.10 Related Party Obligations	34
5.11 Release	35
5.12 Review of the Company	35
5.13 Reasonable Efforts	35
5.14 Limitation on Affiliate Transactions; Employment Terms	36

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	36

6.1 Accuracy of Representations and Warranties	36
6.2 Seller Parties' Performance	36
6.3 Documents, Certificates and Other Items	36
6.4 Adverse Change	37
6.5 Indebtedness	37
6.6 TSX Venture Exchange Approval	37

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	37

7.1 Accuracy of Representations and Warranties	37
7.2 Seller Parties' Performance	38
7.3 Documents, Certificates and Other Items	38

8. INDEMNIFICATION	38

8.1 Indemnification by the Sellers	38
8.2 Indemnification by the Sellers	38
8.3 Indemnification by the Buyer Parties	39
8.4 Right to Setoff; Forfeiture of Stock Consideration	40
8.5 No Duplicate Recovery	40
8.6 Tax Treatment of Indemnity Payments	40
8.7 Notice of Claims	40

9. OTHER COVENANTS AND AGREEMENTS	41

9.1 Tax Matters	41
9.2 Transfer Taxes	44
9.3 Tax Sharing Agreements	44
9.4 Tax Treatment; Allocation	44

10. TERMINATION	45

10.1 Termination	45

11. GENERAL PROVISIONS	45

11.1 Confidentiality	45
11.2 Governing Law	45
11.3 Notices	46
11.4 Assignment	46
11.5 Entire Agreement; Amendments	46
11.6 Expenses	47
11.7 Partial Invalidity	47
11.8 Further Assurances	47
11.9 Counterparts	47
11.10 Interpretation	47
11.11 Disputes	48
11.12 Third-Party Beneficiaries	49
11.13 Seller Rep	49

12. DEFINITIONS	50

Exhibit A - Form of Noncompetition Agreement

Exhibit B - Form of Membership Interest Transfer Power

Schedule A - Earnout Covenants

Schedule 5.4 - Parent Protective Provisions

Schedule 6.7 - Related Party Obligations

MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT (this "Agreement") is made as of September 30, 2021 by and among Salona Global Medical Device Corporation, a corporation incorporated under the laws of the Province of British Columbia ("Parent"), Inspira Financial Company, a corporation incorporated under the laws of the state of Washington and a wholly owned subsidiary of Parent ("Inspira"), Simbex Parent Acquisition I Corp., a Delaware corporation and wholly-owned subsidiary of Inspira ("Buyer Parent"), Simbex Acquisition I Corp., a Delaware corporation and wholly-owned subsidiary of Buyer Parent, ("Buyer" and together with Parent, Buyer Parent, and Inspira, the "Buyer Parties"), Simbex, LLC, a Delaware limited liability company (the "Company"), Richard Greenwald, an individual resident of the State of New Hampshire (in his individual capacity, "Richard" and "Principal Seller"), and in the capacity as representative of the Sellers (as defined below), the "Seller Rep"), and the undersigned Persons identified as "Sellers" on the signature pages hereto (together with the Principal Seller, the "Sellers", and the Sellers, together with the Company, the "Seller Parties"). Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article XII below.

BACKGROUND

WHEREAS, the Company is engaged in the business of providing design and development services to other Persons on a consulting basis for wearable devices and sensing technologies applied to pain management, wound healing, injury prevention, orthopedics, general physical medicine and rehabilitation (the "Business");

WHEREAS, the Sellers collectively own 100% of the issued and outstanding membership interests of the Company (collectively, the "Membership Interests" or "Purchased Interests");

WHEREAS, the respective governing bodies of the Buyer Parties have each approved the acquisition of the Membership Interests by Buyer and Buyer Parent upon the terms and conditions set forth herein;

WHEREAS, the Seller Parties (including any applicable governing body) have approved the transfer of the Membership Interests to the Buyer upon the terms and conditions set forth herein;

WHEREAS, each of Buyer and Buyer Parent wishes to acquire Membership Interests from Sellers in the amounts set forth on Schedule 1.1 hereto.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. PURCHASE AND SALE OF COMPANY SHARES; CONSIDERATION

1.1 Purchase of the Membership Interests.  Subject to the terms and upon the conditions set forth in this Agreement, Buyer and Buyer Parent agree to acquire from Sellers, and Sellers agrees to transfer to Buyer and Buyer Parent, all of each such Seller's right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, in such amounts to Buyer and Buyer Parent as set forth on Schedule 1.1, in exchange for the Aggregate Purchase Price (as defined below), paid by Buyer and Buyer Parent (the "Transaction"). The "Aggregate Purchase Price" for the Purchased Interests shall be an amount equal to the sum of the following, without duplication, (i) the Aggregate Closing Payment, subject to adjustment, if any, pursuant to Section 1.4 and (ii) the portion, if any, of the Earnout Payment, including the portion, if any, of the Equity Consideration, due in accordance with this Agreement.

1.2 Consideration; Closing Cash Payment; Escrowed Equity.

(a) Aggregate Closing Payment.  The "Aggregate Closing Payment" for the Purchased Interests shall be an amount equal to the sum of (i) Three Million Five Hundred Thousand Dollars ($3,500,000) minus (A) the Estimated Indebtedness Amount, minus (B) the Estimated Transaction Expenses Amount, plus or minus, as applicable, (C) the Estimated Positive Working Capital Adjustment Amount or the Estimated Negative Working Capital Adjustment Amount (such amount described in this clause (i) the "Closing Cash Payment"); and (ii) the value of the Closing Escrowed Stock (based on the 30-day VWAP determined as of the Closing Date, a one-for-one conversion ratio of Buyer Parent Stock for Parent Special Stock, and a one-for-one conversion ratio of Parent Special Stock for Parent Stock.  Any and all payments to the Sellers pursuant to this Agreement shall be made to the Sellers based on the respective Pro Rata Percentage for each Seller as set forth on Schedule 1.1) (each, a "Pro Rata Percentage"), which such Schedule 1.1 may be updated and supplemented after the Closing by the Seller Rep to reflect any changes to such calculation of the Pro Rata Percentages, so long as the aggregate Pro Rata Percentages equal 100%.  The Seller Rep shall provide written notice of any such update and supplement to Buyer and Parent concurrently with the effectiveness thereof.  Buyer and Parent may rely on Schedule 1.1 and the calculation of the Pro Rata Percentages set forth therein, and in no event shall Buyer, Parent or any of their respective Affiliates have any Liability to any Seller or other Person with respect to any dispute relating to the calculation of the Pro Rata Percentages or on account of payments made in accordance with the terms of this Agreement and Schedule 1.1.  At Closing, Buyer shall pay, or cause to be paid, (i) the Closing Cash Payment into the Escrow Account for distribution to the Sellers based on the respective Pro Rata Percentage for each Seller as set forth on Schedule 1.1, and (ii) the Seller Rep Amount into the Seller Rep Account.  Upon deposit of the Closing Cash Payment and Seller Rep Amount into the Escrow Account and Seller Rep Account, respectively, Buyer shall have satisfied its obligations under this Section 1.2(a) in the full.

(b) Escrowed Equity.  At Closing, Buyer Parent shall hold in escrow, such number of shares of Buyer Parent Stock in an amount equal to one hundred thousand dollars ($100,000) based on the 30-day VWAP determined as of the Closing Date, subject to a minimum deemed price of 80% of the most recent closing price of the Parent Stock on the TSX Venture Exchange prior to the press release of the Parent announcing this Agreement as required by the TSX Venture Exchange, a one-for-one conversion ratio of Buyer Parent Stock for Parent Special Stock, and a one-for-one conversion ratio of Parent Special Stock for Parent Stock (such shares of Buyer Parent Stock the "Closing Escrowed Stock").  The price per share of Buyer Parent Stock shall be calculated based on the United States Dollar/Canadian Dollar exchange rate (expressed in United States Dollars) published in the Wall Street Journal on the business day immediately prior to the Closing Date.

(c) Pro Rata Ordinary Course Bonuses.  At or prior to Closing, the Company shall pay, and the Principal Seller shall cause the Company to pay, ordinary course bonuses, net of any applicable withholding Taxes, to the employees of the Company in such amounts and to such employees as set forth on Schedule 1.2(c), which such bonuses shall represent the pro rata portion of bonuses for the period beginning January 1, 2021 and ending on and including the Closing Date (the "Pro Rata Bonuses").  The amount of the Pro Rata Bonuses reflected on Schedule 1.2(c) paid to each employee are no less the pro rata portion of bonuses paid to such employees during the same time period beginning January 1, 2020, and ending on the date that is one year prior to the Closing Date.  The employer portion of any payroll Taxes associated with the Pro Rata Bonuses shall be borne by the Sellers. For the avoidance of doubt, the Company shall be obligated to pay the pro rata portion of bonuses for the period beginning the day after the Closing Date and ending on December 31, 2021, in accordance with the terms and conditions of Section 5.12.

(d) 2022 Ordinary Course Bonuses.  The Seller Rep acknowledges and agrees that the Company shall pay ordinary course bonuses, net of any applicable withholding Taxes, to the employees of the Company with respect to calendar year 2022.  Assuming the amount of EBITDA for the Measurement Period equals or exceeds EBITDA of the Company for calendar year 2019, the aggregate bonus amount under this Section 1.2(d) shall be at least $200,000 and not more than $250,000 and shall be paid in the ordinary course consistent with past practice.  In the event EBITDA for the Measurement Period is less than EBITDA of the Company for calendar year 2019, the aggregate bonus amount shall be reduced proportionately.  For clarity, the bonus amounts shall be accounted for as an expense in the determination of the EBITDA Amount.

1.3 Earnout.

(a) Earnout Payment.  As additional consideration for the purchase and sale of the Purchased Interests hereunder, the Buyer Parties shall be obligated to remit or cause to be remitted, as applicable, to Sellers, in accordance with their respective Pro Rata Percentages, the aggregate amount set forth below, subject to the following conditions, which such consideration shall be due as specified below; provided that the amount of any Earnout Payment payable to the Sellers shall be adjusted in accordance with Section 1.3(i) in respect of payments to the Earnout Transaction Bonus Payment Participants:

(i) Earnout Events.  The amount of EBITDA, and aggregate amount of additional consideration earned based thereon (the "Earnout Payment"), shall be based on the EBITDA of the Company generated during the twelve (12) month period beginning on January 1, 2022 and ending on December 31, 2022 (the "Measurement Period") as determined in conformance with the EBITDA Accounting Principles, and shall be determined as follows (the "EBITDA Amount"):

(1) In the event that the Company generates an EBITDA Amount during the Measurement Period of at least $320,512 ("Minimum Cash EBITDA Amount") (such generated EBITDA Amount minus the Minimum Cash EBITDA Amount minus the One-Time Payment Amount, the "Cash EBITDA Amount"), then Sellers shall be entitled to an Earnout Payment in cash equal to (A) the product of (i) ten and ninety-two hundredths (10.92) and (ii) the Cash EBITDA Amount, plus (B) the One-Time Payment Amount, less (C) the aggregate amount of Cash Earnout Transaction Bonus Payments (including the employer portion of any payroll Taxes attributable to the Earnout Transaction Bonus Payments); provided, however, that in no event shall the Earnout Payment payable pursuant to this Section 1.3(a)(i)(1) exceed $3,500,000 less the aggregate amount of Cash Earnout Transaction Bonus Payments (including the employer portion of any payroll Taxes attributable to the Earnout Transaction Bonus Payments);

(2) In the event that the Company generates an EBITDA Amount during the Measurement Period of at least $641,025 ("Minimum Equity EBITDA Amount"), then Sellers shall be entitled to an Earnout Payment payable in such number of shares of Buyer Parent Stock (such aggregate number of shares of Buyer Parent Stock, the "Buyer Parent Shares") equal to (A) the product of (i) a ratio where the numerator is (1) the EBITDA Amount or $1,400,000, whichever is less, minus (2) the Minimum Equity EBITDA Amount and the denominator is $758,975 (equal to $1,400,000 minus the Minimum Equity EBITDA Amount) multiplied by (ii) 6,383,954 shares, less (B) the aggregate amount of shares issued as Equity Earnout Transaction Bonus Payments; provided, however, that in no event shall the number of Buyer Parent Shares issuable pursuant to this Section 1.3(a)(i)(2) exceed 6,383,954 less the aggregate amount of shares issued as Equity Earnout Transaction Bonus Payments.

(ii) For the avoidance of doubt and notwithstanding anything else herein to the contrary, (1) then Sellers shall not be entitled to, and the Buyer Parties shall have no Liability to pay, any additional Earnout Payment (in cash, equity or other form of consideration) in respect of that portion of the EBITDA Amount, if any, that exceeds $1,400,000 and (2) in the event that the EBITDA Amount is less than the Minimum Cash EBITDA Amount, then Sellers shall not be entitled to, and the Buyer Parties shall have no Liability to pay, any Earnout Payment.

(iii) The price per share of any Buyer Parent Shares shall be calculated based on the United States Dollar/Canadian Dollar exchange rate (expressed in United States Dollars) published in the Wall Street Journal on the business day immediately prior to the Closing Date.

(iv) For the avoidance of doubt, the Earnout Payment is a one-time payment and Buyer Parties' payment obligations under this Section 1.3 with respect to the Earnout Payment shall be deemed satisfied upon the payment of the applicable Earnout Payment into the Escrow Account for further distribution to the Sellers in accordance with this Section 1.3.

(b) Equity Earnout Payment.  Subject to and in accordance with Section 1.3(a)(i)(2), any Buyer Parent Shares due and payable to Sellers in accordance therewith shall be satisfied by Buyer Parent delivering to Sellers such number of Buyer Parent Shares in an amount per Seller as determined in accordance with each Sellers' respective Pro Rata Percentages, rounded down to the nearest whole number with respect to each Seller.  Such shares shall be delivered first by release from escrow of shares of Closing Escrowed Stock, until no such shares of Closing Escrowed Stock remain in escrow, and thereafter by issuance thereof from the Buyer Parent.  Each one (1) share of Buyer Parent Stock shall be exchangeable for one (1) special shares of stock of Parent ("Parent Special Stock") (as adjusted for stock splits, stock combinations, recapitalizations and similar events) pursuant to the terms of a contribution and exchange agreement between each Seller and the Parent executed at or prior to the Closing (the "Contribution and Exchange Agreement"), which shall contain customary investment representations, a restriction on the transfer of Buyer Parent Stock and Parent Special Stock (subject to customary exception from restrictions of transfers for estate planning purposes), and provide that the exchange of Buyer Parent Stock for Parent Special Stock will occur at the election of the Seller upon reasonable prior notice to Parent; provided that Parent may require the exchange of Buyer Parent Stock and Parent Special Stock to occur upon a "change of control" (as defined in the Contribution and Exchange Agreement). Each share of Parent Special Stock shall be exchangeable for shares of common stock of Parent (the "Parent Stock") on a one (1) share for one (1) share basis at the election of each Seller in accordance with its terms; provided that no Seller may, directly or indirectly through one or more of its affiliates, hold more than Five Hundred Thousand (500,000) shares of Parent Stock (as adjusted for stock splits, stock combinations, recapitalizations and similar events) at any time; provided, further, that in the event of and in connection with a "change of control" or any other merger, consolidation, recapitalization or reorganization (whether or not such transaction constitutes a "change of control"), Parent Stock held by Sellers (i) may only be exchanged, converted or reclassified into a new class or series of capital stock or other equity interests in connection therewith ("New Stock") if such New Stock has the same or senior rights regarding liquidation preference, dividends, and voting rights, as all classes or series of capital stock to which any shares of capital stock held by any other holders of Parent Stock exchange, convert or reclassify into, and (ii) shall, if any shares of capital stock held by any other holders of Parent Stock are exchanged, converted or reclassified into any one or more classes or series of capital stock ("Senior Securities") or other equity interests having senior rights regarding liquidation preference, dividends, or voting rights than the Parent Stock held by Sellers, be exchanged, converted or reclassified into a New Stock having the same or senior rights regarding liquidation preference, dividends and voting rights, as all classes or series of Senior Securities, in either case (i) or (ii) unless otherwise agreed to by Seller Rep in Seller Rep's sole discretion.  Notwithstanding anything else herein to the contrary, the exchange of Buyer Parent Stock for Parent Special Stock shall be satisfied by Buyer delivering to Sellers or causing Parent to deliver to Sellers for Buyer's account, the Parent Special Stock.

(c) Information.  At all times prior to the payment in full of the Earnout Payment the Buyer Parties will provide the Seller Rep with copies of any monthly financial statements, balance sheets, and budgets regarding the Company and the Buyer Parties that is provided the board of directors of each Buyer Party at the same time and in the same manner as provided to such directors; provided, however, that the Seller Rep shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

(d) Delivery of Earnout Statement.  Buyer shall deliver to the Seller Rep, upon the earlier of (i) thirty (30) days of the receipt of the Company's financial statements for the twelve-month period ending December 31, 2022 (the "Earnout Financial Statements") by Buyer Parties; or (ii) March 31, 2023, a copy of the Earnout Financial Statements and a statement prepared in good faith setting forth in reasonable detail the Buyer Parties' computation of the EBITDA, as determined in conformance with the EBITDA Accounting Principles, for the Measurement Period, the resulting earned amount of the Earnout Payment, and resulting number Buyer Parent Shares issuable in accordance with Section 1.3(a), if any (the "Earnout Statement").

(i) Examination. After receipt of the Earnout Statement, Seller Rep shall have thirty (30) days (the "Earnout Review Period") to review Buyer Parties' calculation of the Earnout Statement. During the Earnout Review Period, Seller Rep's advisors and accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer Parties to the extent that they relate to the Earnout Statement as Seller Rep and its accountants may reasonably request for the purpose of reviewing the Earnout Statement and to prepare an Earnout Statement of Objections, if any.

(ii) Objection. On or prior to the last day of the Earnout Review Period, Seller Rep may object to Buyer's calculation of the Earnout Statement by delivering to Buyer a written statement setting forth Seller Rep objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller Rep disagreement therewith (the "Earnout Statement of Objections"). If Seller Rep fails to deliver the Earnout Statement of Objections before the expiration of the Earnout Review Period, the Earnout Statement and the amount of the Earnout Payment, and the amount of Buyer Parent Shares issuable pursuant to this Section 1.3 based thereon shall be deemed final and to have been accepted by the Seller Rep and the Seller Parties. If Seller Rep delivers the Earnout Statement of Objections before the expiration of the Earnout Review Period, Buyer Parties and Seller Rep shall negotiate in good faith to resolve such dispute within thirty (30) days after the delivery of the Earnout Statement of Objections (the "Earnout Resolution Period"), and, if the same are so resolved within the Earnout Resolution Period, Buyer Parties shall pay such remaining Earnout Payment payable to Sellers as a result of the revised EBITDA amount.

(iii) Resolution of Disputes. If Seller Rep and Buyer fail to reach an agreement with respect to all of the matters set forth in the Earnout Statement of Objections before expiration of the Earnout Resolution Period, then any item or amount remaining in dispute ("Earnout Disputed Amounts" and any items or amounts not so disputed, the "Earnout Undisputed Amounts") shall be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Earnout Disputed Amounts only and make any adjustments to the Earnout Statement and the amount of the additional Earnout Payment which is payable to Sellers. In conducting its review, the Independent Accountant shall base its determination solely on the written submissions of Buyer Parties and the Seller Rep (i.e., no independent investigation), and the definitions and methodologies prescribed herein and used in preparation of the Earnout Statement.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer Parties.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as Buyer and the Seller Rep shall agree in writing) after their engagement, and their resolution of the Earnout Disputed Amounts and their adjustments to the EBITDA Statement and the amount of the Earnout Payment, and the amount of Buyer Parent Shares issuable pursuant to this Section 1.3 based thereon shall be conclusive and binding upon the parties hereto.

(vi) Payments of Earnout Payment.  The Earnout Payment shall be due (the "Earnout Payment Date") (x) within ten (10) Business Days of acceptance by Seller Rep of the Earnout Statement; or (y) if there are Earnout Disputed Amounts, then within ten (10) Business Days of the resolution described in clause 1.3(d)(v) above.  Notwithstanding anything in this Agreement to the contrary, delivery of the Earnout Payments shall be subject to adjustment pursuant to Section 1.3(e) and Section 8.4.

(e) Working Capital.

(i) Sources.  In the event that the Company reasonably requires additional working capital during the Measurement Period to fund the operating expenses of the Business for any quarterly period during the Measurement Period in an amount (the "Additional Working Capital Amount") as determined in good faith by the Company, which shall not exceed five hundred thousand dollars ($500,000) (the "Additional Working Capital Approval"), then the Buyer Parties shall, or shall cause the Company to, use reasonable commercial efforts to obtain the Additional Working Capital Amount from a line of credit from a reputable banking institution upon commercially reasonable terms and conditions as approved by Parent in good faith, such line of credit to be in a maximum aggregate principal amount of not more than five hundred thousand dollars ($500,000) (a "Line of Credit").  In the event a line of credit cannot be obtained in accordance with the foregoing, or the Additional Working Capital Amount exceeds the amount available under such Line of Credit, then (A) first, the Working Capital Sellers may provide all or any portion of the Additional Working Capital Amount (or the excess thereof beyond the available Line of Credit, as applicable) in the form of loan financing on such terms as are set forth below in this Section 1.3(e)(i) and in such amounts as the Working Capital Sellers severally and not jointly determine in their sole discretion (provided that the minimum aggregate amount of such loans from Working Capital Sellers shall not be less than the lesser of (1) the Additional Working Capital Amount (or the excess thereof beyond the available Line of Credit, as applicable) or (2) $100,000) and (B) second, to the extent the Working Capital Sellers do not provide the full amount of such Additional Working Capital Amount (or the excess thereof beyond the available Line of Credit, as applicable), the Buyer Parties may in their sole discretion provide the remaining the Additional Working Capital Amount (or the excess thereof beyond the available Line of Credit, as applicable) not provided by the Line of Credit or the Working Capital Sellers on commercially reasonable terms as reasonably determined by the Buyer Parties in consultation with the Principal Seller (any amount so obtained pursuant to this Section 1.3(e)(i) a "Working Capital Injection").  Any such financing from the Working Capital Sellers pursuant to Section 1.3(e)(i)(A) shall be upon commercially reasonable terms, which shall include (x) principal loan amount of no greater than the Additional Working Capital Amount (or the excess thereof beyond the available Line of Credit, as applicable) as of the borrowing date and (y) interest accruing at a rate equal to no greater than prime plus two percent (2%).  Promptly following the Closing, the Company will use commercially reasonable efforts to obtain a Line of Credit.

(ii) Working Capital Offset.  In the event that (1) any Working Capital Injection is made pursuant to Section 1.3(e)(i)(B), or (2) the Sellers fail to fully satisfy their payment obligations resulting from a Final Deficiency in accordance with Section 1.4(b)(iv) (such amount together with any Working Capital Injection, the "Working Capital Offset Amount"), then the amount of  the Earnout Payment shall be reduced by the Working Capital Offset Amount and the Sellers shall not be entitled to, and neither Buyer nor Parent shall have any liability with respect to, such amount.  For the avoidance of doubt, any reduction in the Earnout Payment to satisfy the Working Capital Offset Amount shall first result in a reduction in cash payment to Sellers and thereafter to the Equity Consideration.

(iii) Earnout.  Any Working Capital Injection provided pursuant to a Line of Credit in accordance with Section 1.3(e)(i) or the Working Capital Sellers pursuant to Section 1.3(e)(i)(A) shall not be included in the determination of the EBITDA Amount.

(f) Earnout Obligations.  Subject to the terms and conditions set forth in this Agreement including the Earnout Covenants set forth on Schedule A, each of the Sellers acknowledge and agree that (i) no Buyer Party nor any of their Affiliates or any of the Representatives of any of the foregoing shall have any obligation to achieve any EBITDA Amount  during the Measurement Period or maximize or achieve any amount of the Earnout Payment, (ii) the failure to achieve any EBITDA Amount or satisfy any of the conditions to the achievement of any amount of the Earnout Payment during the Measurement Period in the exercise of the aforementioned discretion by Buyer Parties or any of their respective Affiliates or any of the Representatives of any of the foregoing shall not give rise to a claim of breach or nonperformance of any of the respective obligations of Buyer, Parent or any other of the aforementioned Affiliates or Representative, (iii) any determination by any Buyer Party regarding or related to whether additional working capital is required and the acceptable amount and sources thereof or failure to obtain a Working Capital Injection pursuant to Section 1.3(e) (other than a failure to obtain such Working Capital Injection resulting from the failure by the Company to execute a loan agreement with a Working Capital Seller if such loan agreement conforms substantially with the requirements of Section 1.3(e)(i)) shall not give rise to a claim of breach or nonperformance of any of the respective obligations of the Buyer Parties or any other of the aforementioned Affiliates or Representative and (iv) Buyer shall have the right to operate the business of the Company following the Closing in accordance with their legitimate business interests.

(g) Interest on Earnout Amounts.  In the event the Buyer Parties fail to timely deliver in full any Earnout Payment pursuant to Section 1.3(a) and Section 1.3(b) when such Earnout Payment is due, then the unpaid amount of such Earnout Payment shall accrue interest at a rate of eight percent (8%) per annum through the date of payment thereof.  In the event the Buyer Parties deliver in excess of the Earnout Payment determined to be payable by the Buyer Parties, the Seller shall promptly return such excess amount to Buyer and such excess shall accrue interest at a rate of eight percent (8%) per annum through the date of repayment thereof.

(h) Contingent Payments.  The Earnout Payment is a contingent payment subject to the terms and conditions of this Agreement and the right of the Sellers to receive any such Earnout Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon any Seller only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give any Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of equity interests; (iv) are not redeemable; and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, and any such action in violation of this Section 1.3(h) shall be null and void ab initio.  Without limiting any rights or obligations hereunder, the parties hereto agree that Buyer Parties and the Company shall have the sole and exclusive right to operate the business of the Company following the Closing in accordance with the Company's legitimate business interests.

(i) Taxes.  The parties acknowledge and agree that the Earnout Payment achieved by Sellers shall be treated as adjustments to the Aggregate Purchase Price under this Agreement to the maximum extent permitted by applicable Law, and any such Earnout Payment may be made net of any applicable withholding Taxes.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.

(j) Earnout Transaction Bonus Payment Participants.  The Principal Seller may elect, by providing advanced written notice to Buyer, to instruct Company to pay bonuses as a deduction against any Earnout Payment due and payable hereunder (in cash and/or shares of Parent Stock) to certain employees of the Company ("Earnout Transaction Bonus Payment Participants") as reasonably determined by the Principal Seller and in such amounts deducted from any Earnout Payment as reasonably determined by the Principal Seller ("Earnout Transaction Bonus Payments"); provided that such Earnout Transaction Bonus Payment Participants and Earnout Transaction Bonus Payments are approved in writing by the Seller Rep.  All material details regarding the Earnout Transaction Bonus Payments to be made pursuant to this subsection shall be provided to Buyer no fewer than twenty (20) Business Days in advance of such payment.  The Earnout Transaction Bonus Payments made in cash ("Cash Earnout Transaction Bonus Payments") shall be paid by Buyer Parties to the Company from any amounts otherwise payable as Earnout Payment but for the application of Section 1.3(a)(i) for further distribution to such Earnout Transaction Bonus Payment Participants through the Company's payroll provider.  The Earnout Payments made in shares of Parent Stock ("Equity Earnout Transaction Bonus Payments") may only be issued to an Earnout Transaction Bonus Payment Participant to the extent such issuance is in compliance with, and the applicable Earnout Transaction Bonus Payment Participant satisfies all applicable securities laws and executes and delivers an exchange agreement in similar form to the Contribution and Exchange Agreement with respect to the conversion and exchange provisions.  For an Earnout Transaction Bonus Payment Participant to be eligible to earn or receive any Earnout Transaction Bonus Payments, such Earnout Transaction Bonus Payment Participant must be employed by or providing services to the Company or any of its Subsidiaries on the date of such payment. Notwithstanding anything herein to the contrary, without duplication of any other provision of this Agreement contemplating the payment to the Earnout Transaction Bonus Payment Participants on the dates on which such payments, if any, in furtherance of the provisions of Section 1.3(a)(i)(1) and (2), and for the avoidance of doubt, (i) the Earnout Payment payable to Sellers shall be reduced by the sum of (A) the aggregate amounts payable to the Earnout Transaction Bonus Payment Participants plus (B) the employer portion of any payroll Taxes attributable to the Earnout Transaction Bonus Payments, and (ii) all such payments of cash and equity Earnout Payment made to Earnout Transaction Bonus Payment Participants shall be made net of any required withholding of Taxes under applicable Law. For accounting purposes, the amount of the Earnout Payments payable to Earnout Transaction Bonus Payment Participants shall not be accounted for as an expense in the determination of the EBITDA Amount.

1.4 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) Not less than three (3) Business Days prior to the Closing Date, the Seller Parties shall, or shall cause the Company to, prepare and deliver to Buyer Parties an estimated closing balance sheet for the Company setting forth the Company's estimated consolidated assets and liabilities as of 12:01 AM Eastern Time on the Closing Date (the "Estimated Closing Balance Sheet").  The Estimated Closing Balance Sheet shall be prepared by the Company in good faith in accordance with the Accounting Principles and, with respect to the Estimated Closing Working Capital, in the same manner as the determination of the Target Working Capital which Target Working Capital shall be determined in accordance with the Accounting Principles.  In connection with the preparation of the Estimated Closing Balance Sheet, the Company shall also prepare a calculation of the estimated Closing Working Capital as of 12:01 AM Eastern Time on the Closing Date (the "Estimated Closing Working Capital") in accordance with the Accounting Principles, the estimated amount of Indebtedness as of immediately prior to the Closing (the "Estimated Indebtedness Amount"), all unpaid Transaction Expenses, identifying each Person that provided services that generated Transaction Expenses and the amount necessary to satisfy in full the Seller Parties' and Company's obligation for such Transaction Expenses and such amount (the "Estimated Transaction Expenses Amount") each such estimate to be prepared in good faith, in accordance with the Accounting Principles (each, including the Estimated Closing Balance Sheet, an "Estimated Statement" and together, the "Estimated Statements").  To assist Buyer Parties in their review of the Estimated Statements, the Seller Parties and Company shall make available to Buyer Parties and their Representatives such information and detail used in connection therewith that is reasonably requested by Buyer Parties.  Buyer Parties shall notify the Seller Rep of any dispute it has with the Estimated Closing Balance Sheet or any Estimated Statement, and the Buyer Parties and the Seller Rep shall exercise good faith efforts to agree on the Estimated Closing Balance Sheet and Estimated Statements in advance of the Closing; provided, however, that the acceptance by Buyer Parties of the Estimated Closing Balance Sheet or any Estimated Statement shall not limit or otherwise affect Buyer Parties' remedies under this Agreement, including their right to include such changes or other changes in the Closing Balance Sheet, or constitute an acknowledgment by Buyer Parties of the accuracy of the Estimated Closing Balance Sheet or any of the Estimated Statements.  If the Estimated Closing Working Capital is less than the Target Working Capital, then the Closing Cash Payment shall be reduced by the amount of the deficiency (such deficiency is referred to as the "Estimated Negative Working Capital Adjustment Amount").  If the Estimated Closing Working Capital is greater than the Target Working Capital, then the Closing Cash Payment shall be increased by the amount of the excess (such increase is referred to as the "Estimated Positive Working Capital Adjustment Amount").

(ii) Not less than three (3) Business Days prior to the Closing Date, the Seller Parties shall, or shall cause the Company to, deliver to Buyer Parties a certificate ("Closing Date Indebtedness and Transaction Expenses Certificate") including a detailed schedule (A) of all outstanding Indebtedness of the Company as reflected on the Estimated Statement with respect to the Estimated Indebtedness Amount delivered in accordance with Section 1.4(a)(i), identifying each Person to whom such outstanding Indebtedness is owed and the amount of such outstanding Indebtedness owed to such Person and (B) identifying each Person that provided services that generated Transaction Expenses and the amount necessary to satisfy in full the Seller Parties' and Company's obligation for such Transaction Expenses.

(b) Post-Closing Adjustment.

(i) As soon as practicable after the Closing Date, but in any event no later than ninety (90) calendar days following the Closing Date, Buyer Parties shall prepare and deliver to the Seller Rep a closing balance sheet for the Company setting forth the Company's assets and liabilities on a consolidated basis as of 12:01 AM Eastern Time on the Closing Date (the "Closing Balance Sheet").  The Closing Balance Sheet shall be prepared in good faith and accordance with the Accounting Principles.  Buyer Parties shall also prepare a calculation of the Closing Working Capital as of 12:01 AM Eastern Time on the Closing Date (the "Final Closing Working Capital"), the amount of Indebtedness as of immediately prior to Closing (the "Final Indebtedness Amount") and the amount of Transaction Expenses as of immediately prior to the Closing (the "Final Transaction Expenses Amount"), which in each case shall be prepared in good faith and in accordance with the Accounting Principles, and, with respect to the Final Closing Working Capital, in good faith and the same manner as the Target Working Capital is determined.  If the Seller Rep disputes the Closing Balance Sheet, the Final Closing Working Capital, the Final Transaction Expenses Amount and/or the Final Indebtedness Amount determined by Buyer Parties, then the Seller Rep shall deliver a written statement to Buyer Parties (the "Adjustment Dispute Notice") describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the Closing Balance Sheet and calculation of the Final Closing Working Capital, Final Transaction Expenses Amount and Final Indebtedness Amount.  If the Seller Rep does not deliver the Adjustment Dispute Notice to Buyer Parties within such thirty (30) calendar day period, then the determination of the Closing Balance Sheet, Final Closing Working Capital, Final Transaction Expenses Amount and Final Indebtedness Amount shall be deemed final and accepted by the Sellers and the Seller Rep.  Buyer Parties and the Seller Rep shall cooperate and act in good faith in an effort to resolve any such dispute themselves.  If such dispute is not finally resolved within thirty (30) calendar days after Buyer's receipt of the Adjustment Dispute Notice, the Buyer Parties, on the one hand, or the Seller Rep, on the other hand, may promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or amounts in determining the Closing Balance Sheet, Final Closing Working Capital, Final Transaction Expenses Amount and/or Final Indebtedness Amount. Within thirty (30) calendar days after submission to the Independent Accountant for resolution, Buyer Parties and the Seller Rep shall each indicate in writing their position on each disputed matter and each such party's determination of the amount thereof. The Independent Accountant shall make a written determination on each disputed matter no later than thirty (30) calendar days after submission to the Independent Accountant for resolution and such determination will be conclusive and binding upon the parties to this Agreement with respect to that disputed matter, subject to the indemnification rights of contained herein.  In conducting its review, the Independent Accountant shall consider only items in dispute, and shall base its determination solely on the written submissions of Buyer Parties and the Seller Rep (i.e., no independent investigation) to the Independent Accountant and the definitions and methodologies prescribed herein. The decision of the Independent Accountant for each item and amount in dispute must be within the range of values assigned to each such item as provided in the written submission to the Independent Accountant by each such party.  The proposed Closing Balance Sheet and the Final Closing Working Capital, Final Transaction Expenses Amount and/or Final Indebtedness Amount shall be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 2.04.  The fees and expenses of the Independent Accountant shall be paid by Seller Parties, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer Parties.

(ii) Buyer Parties shall provide the Seller Rep with reasonable access (including electronic access to the extent available) to the books and records of the Company and any other materials used in the preparation of the Closing Balance Sheet and the calculation of the Final Closing Working Capital, Final Transaction Expenses Amount and/or Final Indebtedness Amount, and shall make the Company's staff and advisors available to the Seller Rep and its accountants, other representatives, and, if necessary, the Independent Accountant,  at any reasonable time in connection with (A) the review and determination of the Closing Balance Sheet, Final Closing Working Capital, Final Transaction Expenses Amount and Final Indebtedness Amount; and (B) the resolution by Buyer Parties and the Seller Rep and/or the Independent Accountant of any objections thereto.

(iii) The Aggregate Purchase Price will be adjusted if and to the extent that the Final Closing Working Capital as finally determined under this Section 1.4 is less than or greater than the Estimated Closing Working Capital.  If the Final Closing Working Capital is less than the Estimated Closing Working Capital, then the Aggregate Purchase Price will be decreased on a dollar-for-dollar basis by the entire amount of the difference (the "Final Negative Working Capital Adjustment").  If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, then the Aggregate Purchase Price will be increased on a dollar-for-dollar basis by the entire amount of the excess (the "Final Positive Working Capital Adjustment").  Additionally, the Aggregate Purchase Price shall be adjusted (A) upward on a dollar-for-dollar basis by the entire amount by which the Final Indebtedness Amount is less than the Estimated Indebtedness Amount, (B) downward on a dollar-for-dollar basis by the entire amount by which the Final Indebtedness Amount is greater than the Estimated Indebtedness Amount, (C) downward on a dollar-for-dollar basis by the entire amount by which the Final Transaction Expenses Amount is greater than the Estimated Transaction Expenses Amount, and (D) upward on a dollar-for-dollar basis by the entire amount by which the Final Transaction Expenses Amount is less than the Estimated Transaction Expenses Amount.  The adjustment for Indebtedness as of the Closing, upwards or downwards, as the case may be, is referred to herein as the "Final Indebtedness Adjustment".  The adjustment for Transaction Expenses as of the Closing is referred to herein as the "Final Transaction Expenses Adjustment".

(iv) The Final Negative Working Capital Adjustment or Final Positive Working Capital Adjustment, as applicable, shall be netted with the Final Indebtedness Adjustment amount and the Final Transaction Expenses Adjustment amount and in the event such netting results in a reduction to the Aggregate Purchase Price (such amount, the "Final Deficiency"), then Sellers shall be responsible for and, jointly and severally, pay the amount of the Final Deficiency to Buyer no later than ten (10) Business Days after the final determination of the Final Deficiency.

(v) In the event the netting of the Final Negative Working Capital Adjustment or Final Positive Working Capital Adjustment, as applicable, with the Final Indebtedness Adjustment amount and Final Transaction Expenses Adjustment amount results in an increase to the Aggregate Purchase Price (such amount, the "Final Excess"), then Buyer shall no later than ten (10) Business Days after the final determination of the Final Excess,  deliver, or cause to be delivered, the Final Excess to the Seller Rep by wire transfer of immediately available funds to account(s) designated by the Seller Rep for the benefit of and further distribution to the Sellers in accordance with their respective Pro Rata Percentages.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 1.4 shall be treated as an adjustment to the Aggregate Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

1.5 Noncompetition Agreement.  In connection with the consummation of the Transaction, each of Richard Greenwald and Jeffrey J. Chu (each a "Non-Competition Seller") shall execute a noncompetition agreement as of the Closing with the Buyer Parties in substantially the form attached hereto as Exhibit A (the "Non-competition Agreement").  The consideration to be paid to such Sellers to execute, deliver and perform his, her or its obligations under the Noncompetition Agreement is included as part of the Aggregate Purchase Price for the Transaction.  Each Non-Competition Seller expressly acknowledges that he or she has received adequate and sufficient consideration in exchange for the execution, delivery and performance of his or her obligations under the Noncompetition Agreement.  Each Non-Competition Agreement shall provide for termination of the non-competition and non-solicitation provisions thereof in the event that, and only for so long as, Buyer Parties fail to timely deliver in full any Earnout Payment pursuant to Section 1.3(a) and Section 1.3(b) after such Earnout Payment is determined to be due and payable pursuant to this Agreement, including without limitation the dispute resolution provisions of Section 1.3(d), and such failure remains uncured for a period of twenty (20) Business Days.

1.6 Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, each of Buyer Parties, Seller Rep and the Company shall be entitled to deduct and withhold from the Aggregate Purchase Price all Taxes that Buyer Parties and the Company may be required to deduct and withhold under any provision of Tax Laws. All such withheld amounts shall be treated as having been paid to Sellers hereunder.

2. CLOSING

2.1 Closing Date.  The closing of the Transaction contemplated hereby (the "Closing") shall take place remotely via the exchange of documents and fully-executed signatures by e-mail on the date hereof, or any date and time as agreed to in writing by the Buyer Parties and Seller Rep.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY AND THE SELLERS

As an inducement to the Buyer Parties to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company and each Seller jointly and severally represents, warrants and covenants to the Buyer Parties as hereafter set forth in this Article 3, and acknowledges that the Buyer Parties are relying upon such representations, warranties and covenants contained in this Article 3 as being true and correct, provided, that any qualifications and exceptions to such representations, warranties or covenants shall be set forth on a corresponding disclosure schedule attached hereto and each such qualification and exception being deemed to be part of and qualify the representations and warranties made hereunder (each, a "Disclosure Schedule").  The Disclosure Schedules shall be numbered to correspond to the various Sections of this Agreement and unless the applicability of such item to another schedule is readily apparent on its face from the description of the item, no disclosure made in any particular Disclosure Schedule shall be deemed made in any other Disclosure Schedule or deemed to apply to any other Section of this Agreement.  For purposes of all representations and warranties in this Article 3, all representations made with respect to the Company are also true and correct as to each of the Subsidiaries, except to the extent stated herein or listed on the Disclosure Schedules.

3.1 Organization and Organization Documents.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full limited liability company power and authority to own, operate and/or lease all of its properties and assets now owned, operated or leased by it, to own and operate the Business, and to carry on its business as now conducted or proposed to be conducted.  Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.  All company or entity governance actions taken by the Company in connection with this Agreement and the Related Documents will be duly authorized on or prior to the Closing.

(b) Except as set forth on Schedule 3.1(b), the Company has not changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity.

(c) Section 3.1(c) of the Disclosure Schedule sets forth a correct and complete list of each Subsidiary of the Company, including each such Subsidiary's jurisdiction of formation or incorporation, as applicable, and authorized and outstanding capital stock or other Equity Interests.  All of the outstanding shares of capital stock, voting securities or other Equity Interests of each such Subsidiary of the Company (i) are owned beneficially and of record by the Company or a Subsidiary thereof, free and clear of Encumbrances, (ii) are duly authorized, validly issued, fully paid and non-assessable, (iii) were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right, agreement or commitment, and (iv) were issued free of or in compliance with any applicable preemptive rights.  Except as set forth on Section 3.1(c) of the Disclosure Schedule, the Company does not, directly or indirectly, own or have any Equity Interest in any other Person.

(d) The Company has made available to the Buyer Parties and their complete and correct copies of all Charter Documents of the Company and each Subsidiary of the Company, in each case as amended and as currently in effect.  The Charter Documents of the Company and each Subsidiary of the Company are in full force and effect, and no other Charter Documents are applicable to or binding upon the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in violation of any provisions of its respective Charter Documents. and copies of any actions taken at any meetings of its shareholder or members and board of directors or managers or by the written consent of the shareholder of members or board of directors of the Company and each Subsidiary.

(e) The Company's board of directors (or equivalent body) and the Sellers have determined it to be in the best interests of the Company for the Transaction to be consummated.

3.2 Capitalization.

(a) The Membership Interests are the only issued and outstanding Equity Interests of the Company and the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are not subject to any capital calls or subscriptions.  The Sellers collectively own all of the Membership Interests beneficially and of record in the amounts set forth on Schedule 1.1, free and clear of all liens, pledges, options, warrants, rights of first refusal, claims, charges, restrictions of any nature and other Encumbrances

(b) There are no outstanding subscriptions, options, rights, warrants, conversion rights, agreements or other Commitments of any kind obligating the Company to issue, acquire or transfer any interests of any kind in the Company, including the Membership Interests.  Except as set forth in Section 3.2(b) of the Disclosure Schedule, the Company has no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights or plans.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests of the Company, free and clear of all Encumbrances.

(c) All of the Equity Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of the Charter Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) Other than as provided Section 3.2(d) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

3.3 Representations as to Sellers. Each Seller represents as to himself, herself or itself, the following:

(a) Binding Authority.  Each Seller Party, if an individual, is competent to execute and deliver this Agreement and the other agreements, instruments and documents contemplated by this Agreement (collectively, the "Related Documents") to which such Seller Party is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller Party, if not an individual, is duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and each Related Document to which such Seller Party is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller Party of this Agreement and any Related Document to which such Seller Party is a party, the performance by each Seller Party of its or his obligations hereunder and thereunder, and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been duly and properly authorized by all requisite action on the part of each Seller Party. This Agreement has been duly executed and delivered by each Seller Party and this Agreement constitutes a legal, valid and binding obligation of each Seller Party enforceable against each such Seller Party in accordance with its terms. When each other Related Document to which a Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Related Document will constitute a legal and binding obligation of such Seller Party enforceable against it or him in accordance with its terms.

(b) No Litigation.  There is no Action pending or threatened against Seller that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

(c) Membership Interests.  Seller owns beneficially and of record, free and clear of any Encumbrances, 100% of the Membership Interests and Equity Interests in the Company identified on Schedule 1.1.  Upon delivery of the Aggregate Purchase Price at the Closing, good, marketable and valid title to the Purchased Interest will pass to Buyer, free and clear of any Encumbrances. Except for this Agreement, Seller (i) is not party to any, and has not granted to any other Person any, and there are no, outstanding options, warrants, subscription rights, rights of first refusal or any other commitments providing for, or restricting, the acquisition, disposition or cancellation of the Purchased Interest; and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of the Purchased Interest.

3.4 No Conflict.  The execution, delivery and performance of this Agreement and the Related Documents do not require the consent of or notice to any federal, state or local Governmental Entity or any other third party.  Neither the execution nor the delivery of this Agreement and the Related Documents nor the consummation of the Transaction will (a) conflict with or result in any violation of or constitute a default under any term of the Company's Charter Documents, or any agreement, mortgage, debt instrument, indenture or other instrument by which the Company or any Seller is bound, or any judgment, decree, order, award, or any Laws applicable to the Company or Sellers or (b) except as set forth in Section 3.4 of the Disclosure Schedule or the failure to so obtain consent, give notice, or take other action would not be material to the business, operations, financials or prospects of the Company, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which the Company is a party or by which the Company is bound or to which the Company's properties and assets are subject  or any Permit affecting the properties, assets or business of the Company.  Neither the execution and delivery of this Agreement and the Related Documents nor the consummation of the transactions contemplated thereby will result in the creation of any lien, security interest, charge or other Encumbrance upon any of the assets of the Company (the "Assets") or result in the cancellation, modification, revocation or suspension of any license, certificate, permit or authorization held by the Company.

3.5 Title to Property; Condition of Assets.

(a) Except as set forth in Schedule 3.5(a), the Company has good and marketable title to all of its Assets, free and clear of all liens, claims, charges, encumbrances, leases, pledges, security interests, mortgages, defects in title, equities, covenants and other restrictions of any nature whatsoever.  Schedule 3.5(a) also identifies all guaranties by the Sellers of any Indebtedness relating to the Assets.  All of such guaranties are valid and subsisting.  True, correct and complete copies of such guaranties and all amendments, assignments and consents thereto have been furnished by the Company to the Buyer Parties.

(b) All items of tangible personal property owned or leased by the Company (including without limitation the Assets) are in good operating condition.  The Assets (real, personal, tangible, and intangible) owned or leased by the Company constitute all of the assets necessary to conduct the Business as presently conducted.  The Assets (real, personal, tangible, and intangible) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by the Company immediately prior to the Closing.  Except for items utilized in the performance of remote work in the ordinary course of business by individuals providing service to the Company, none of the personal or movable property of the Company is located at any location other than at the Leased Real Property.

3.6 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.6(b) sets forth the address of each parcel of real estate leased, utilized, or possessed by the Company or any of its Subsidiaries (collectively, the "Real Property") (including the date and name of the parties to each lease contract therefor).  Except as set forth on Schedule 3.6(b), with respect to each lease for the Real Property (each, an "Existing Lease"):  (a) such Existing Lease is legal, valid, binding, enforceable and in full force and effect; (b) there are no disputes with respect to such Existing Lease; and (c) neither the Company nor any other party to any Existing Lease, is in breach or default under such Existing Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Existing Lease.

(c) To the Company's Knowledge, (i) there are no material structural, physical, or mechanical defects or other material adverse physical conditions affecting any of the Real Property; (ii) all building systems and all improvements to, or which constitute a portion of, the Real Property are structurally sound and in good operating condition and repair; (iii) neither the whole nor any part of any of the Real Property is subject to any pending or threatened Action for condemnation or other taking by any Governmental Entity; (iv) the current uses of and existing structures located on the Real Property are in compliance in all material respects with all applicable zoning and other land use or occupancy requirements, and all covenants, conditions, and agreements affecting the Real Property; (v) the Company, to the extent required by any Law, is in possession of all material certificates of occupancy with respect to the Real Property issued by applicable Governmental Entities; (vi) the Company has all necessary access to and from the Real Property as is reasonably adequate for the current operation thereof; (vii) no construction, alteration, or other leasehold improvement work with respect to the Real Property remains to be paid for or performed by any party to such Existing Lease except for any such work required by the parties thereunder as part of the maintenance, repair and replacement obligations, including without limitation with respect to casualty damage; (viii) there is no occurrence, condition, change in Law, or issue with any of the Real Property in existence, or anticipated by the Company or any of its Affiliates that would in any way cause any such Real Property (including Buyer's intended use thereof) to be in violation of any Law and/or thwart, prohibit, or otherwise materially interfere with Buyer's intended use thereof; and (ix) all mechanical and other systems located on any of the Real Property are in good operating condition for the use to which the same are put by the Company in the current operation of the Business, ordinary wear and tear excepted, and no condition exists requiring material repairs, alterations or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred.

3.7 Permits; Compliance with Laws; Litigation.

(a) Schedule 3.7(a) sets forth a complete and accurate list of all Permits that are used or held for use in, necessary for or otherwise relating to the Business.  The Company holds all Permits necessary for the lawful conduct of the Business under and pursuant to all applicable Law of any Governmental Entity. All Permits have been legally obtained and maintained and are valid and in full force and effect.  The Company is duly licensed to conduct the Business as presently conducted in all states in which the Business is conducted and is in compliance in all material respects with all of the terms and conditions of such Permits. There has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits.  No outstanding violations are or have been recorded in respect of any of the Permits.  No proceeding is pending and no notice has been received by the Company or a Seller threatening, or to the Company's Knowledge otherwise threatened, to suspend, revoke, withdraw, modify or limit any Permit, and, to the Company's Knowledge, there is no fact, circumstance, error or omission in existence that would permit the suspension, revocation, withdrawal, modification or limitation of, or result in the threatened suspension, revocation, withdrawal, modification or limitation of, or in the loss of any Permit.

(b) The Company, and to the Company's Knowledge, its employees, contractors and subcontractors comply and have complied in all material respects with all Permits and Laws, including but not limited to, FDA Laws, which are applicable to the Company, the Assets or the Business.

(c) All claims, reports, schedules and/or returns required to be filed by the Company with any Governmental Entity have been timely filed and all such claims, reports, schedules and/or returns are complete and accurate in all material respects.

(d) There is no Action pending or, to the Company's Knowledge, threatened against, or affecting the Company, the Assets, the Business or the Sellers or the Membership Interests.  Neither the Company nor to the Company's Knowledge any of its employees, contractors or subcontractors have been convicted of, charged with or, to the Company's Knowledge, investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary duty or  responsibility, financial misconduct, obstruction of an investigation or controlled substances.  There are no Action pending in which Company is the plaintiff or claimant or that relate to the Membership Interests, the Assets or the Business.

(e) There are no Actions pending or, to the Company's Knowledge, threatened, which involve the possibility of any judgment, order, award or other decision that might impair the ability of any Seller, to perform their respective obligations under this Agreement, or might impair the quality of title to the Assets or the Membership Interests, or might adversely affect the normal operation of the Business, or might result in liability for damages or might otherwise adversely affect any Company's right, title or interest in the Assets or the Business or any Seller's right, title or interest in the Membership Interests.

(f) The Company is not, and has not been, engaged in the business of billing Medicare, Medicaid or other "Federal Health Care Programs" (as defined in 42 U.S.C. § 1320a-7b(f)).

3.8 Financial Statements.

(a) Attached, as Section 3.8(a) of the Disclosure Schedule, are copies of the audited income statement and cash flow statement of the Company for the years ended December 31, 2018, December 31, 2019, December 31, 2020 and the internal unaudited income statement for the period from January 1, 2021 through June 30, 2021 and the balance sheets of the Company for each of the periods then ended  (collectively, the "Financial Statements").  The internal unaudited balance sheet dated June 30, 2021 shall be referred to as the "Most Recent Balance Sheet".  The Financial Statements are true, complete and correct and fairly present the financial condition and the results of operations of the Company in all material respects as of the respective dates and periods thereof.  The Financial Statements accurately reflect in all material respects all of the income, expenses, equity, liabilities and assets of the Company at the respective dates thereof and the results of operations of the Company for and as of such dates and periods.  The Assets include all of the assets of the Company reflected in such Financial Statements and all assets acquired since the date of such Financial Statements, excepting only such assets as have been consumed in the ordinary course of business.  The excess of the Company's current assets over its current liabilities (determined in accordance with generally accepted accounting principles) as of the date of the Most Recent Balance Sheet is sufficient to cover 65 days or more of the Company's expenses.  The Financial Statements:  (i) are in accordance with the books and records of the Company; (ii) are consistently applied with prior periods and the accounting methods applied by the Company for tax purposes; and (iii) have been prepared in accordance with GAAP applied by the Company on a consistent basis, except for the exclusion of notes that may be required by generally accepted accounting principles.  Except (i) to the extent fully reflected or reserved against in the Most Recent Balance Sheet or (ii) for immaterial unsecured current liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business, the Company has no Liabilities, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes (as defined below) with respect to or based upon the transactions or events occurring prior to the Closing.  The Most Recent Balance Sheet does not include receivables or any payables or loans due to or from the Company for amounts due to or from the Sellers.

(b) Except as disclosed on Section 3.8(b) of the Disclosure Schedule, as of, and after giving effect to, the Closing, neither the Company, nor any Subsidiary of the Company, will have any Indebtedness.

(c) The books of account, minute books, equity ownership record books, and other records of the Company have been made available to the Buyer. Except as disclosed on Section 3.8(c) of the Disclosure Schedule, the minute books of the Company are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with applicable legal and accounting requirements and sound business practices. The Company does not maintain any off-the-book or undisclosed accounts, and the Company's assets are used only in accordance with management's directives. The minute books of the Company contain accurate and complete records of all meetings held of, and action taken by, the equity holders, board of directors, manager(s), or similar governing body and committees of the board of directors, manager(s), or similar governing body of the Company and no meeting of any such equity holders, board of directors, manager(s), or similar governing body or committees of the board of directors, manager(s), or similar governing body at which any material corporate or other action was taken has been held for which minutes have not been prepared and are not contained in such minute books. Except as disclosed on Section 3.8(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any of its books, records, systems, controls, data or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means that, including all means of access thereto and therefrom, are not under the exclusive ownership and direct control of the Company.

(d) The Company has established and presently maintains a system of internal accounting controls sufficient to provide reasonable assurances (a) that transactions, receipts, and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate policies, procedures, and authorizations of management and the board of directors or managers of the Company, and (b) that transactions related to the business of the Company are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets. The Company has not identified or been made aware of any fraud that involves the Company, its Affiliates, or their management, or other current employees or any Action or allegation regarding any of the foregoing, and the Company has not received any written notice or communication from any of their independent accountants regarding any of the foregoing.

3.9 Absence of Adverse Changes or Other Events.  Except as set forth on Schedule 3.9, since December 31, 2020, the Company has not:  (a) created or incurred any liability (absolute or contingent); (b) loaned any money or otherwise pledged the credit of the Company, or mortgaged, pledged or subjected to any lien or otherwise encumbered any of the Assets; (c) suffered any losses or any other event or condition of any character adverse to its business, or waived any rights of substantial value; (d) made any capital expenditures or capital additions or improvements which in the aggregate exceed $15,000; (e) declared, set aside or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any interests in, the Membership Interests or other equity or ownership interests or paid or promised to pay any bonuses or increased the compensation of any Seller or any other employees; (f) issued or sold any Equity Interests; (g) become bound by or entered into any contract, commitment or transaction other than in the ordinary course of business; (h)  entered into any contract or agreement to do or perform any of the foregoing actions; (i) made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, signed or entered into any closing agreement or settlement, settled any claim or assessment in respect of Taxes, acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company or the Buyer Parties, consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes, file any amended Tax Returns or surrendered any right to claim a refund offset or other reduction in liability; or (j) acquired or disposed of any assets except in the ordinary course of business.

3.10 Employees and Employment Matters.

(a) Section 3.10(a) of the Disclosure Schedule  sets forth a complete and accurate list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not subject to ERISA) and each other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, its Subsidiaries, any Seller, or any ERISA Affiliate, which are, or were before the Closing Date, maintained, sponsored or contributed to (or required to be contributed to) by the Company, any Seller, or any ERISA Affiliate, or under which the Company, any Seller, or any ERISA Affiliate has or may have any obligation or liability, whether actual or contingent, including, without limitation, all employment, consulting, retention, severance, change in control, termination, collective bargaining, labor, union, incentive, bonus, deferred compensation, excess benefit, supplemental executive, retirement, vacation, holiday, cafeteria, medical, disability, welfare, stock or equity purchase, stock or equity option, stock or equity appreciation, phantom equity, restricted equity, profits interests, or other equity-based compensation plans, policies, programs, practices, Contracts, agreements or arrangements (each, a "Plan"). Neither the Company nor to the Company's Knowledge, any other Person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code or otherwise contemplated by this Agreement.

(b) With respect to each Plan, the Company has delivered to the Purchaser a true and complete copy of (i) each Plan, including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto (and a written summary of any Plan for which no plan document exists), (ii) all summary plan descriptions and any summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service ("IRS") with respect to such Plan (and all related schedules), (iv) the three (3) most recent actuarial report or other financial statement relating to such Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Plan and any pending request for such a determination or opinion letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Plan, (vii) all non-routine filings made with any Governmental Entity, including any voluntary correction filings, and (viii) copies of any material written correspondence with a Governmental Entity regarding audits or noncompliance with applicable Laws.

(c) Each Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and none of the Sellers, Company, or any ERISA Affiliate has received any written notice from any Governmental Entity or other Person questioning or challenging such compliance, and contributions required to be made under the terms of each Plan have been timely made or, if not yet due, have been properly accrued and reflected in the Financial Statements.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and  nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability, whether absolute or contingent, imposed by ERISA or the Code and no nonexempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan.

(e) Neither the Company nor any ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees or other service providers, except as may be required pursuant to applicable Law. Each Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or liability, whether absolute or contingent, to the Company, its Subsidiaries or any ERISA Affiliate.

(f) No Plan is subject to Title IV of ERISA and none of the Sellers, Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to or had any actual or contingent liability relating to any plan subject to Title IV of ERISA at any time within the previous six (6) years.

(g) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company's Knowledge, threatened, (ii) to the Company's Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by any other Governmental Entity is pending, or, to the Company's Knowledge, threatened (including, without limitation, any requests for information).

(h) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event or condition) will result in (i) the creation, acceleration of payment or vesting, or funding of any rights of any Person to payments (including severance payments, termination payments, change-of-control payments and similar payments) or benefits, (ii) any increase in payments or benefits (including, without limitation, loan forgiveness) to any Person or (iii) any amendment or modification to, or limitation on the rights of the Company and its ERISA Affiliates to amend, modify or terminate, any Plan.

(i) Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes or has any liability, whether absolute or contingent, with respect to any employee benefit plan program or arrangement that provides benefits to employees who reside outside the United States or is otherwise subject to Law of any jurisdiction outside the United States.

(j) The names, titles and rates of compensation, including bonus, of all of the employees of the Company are listed in Schedule 3.10(j).  None of the employees has indicated to the Company any intention to terminate his or her employment with the Company.

(k) The Company:  (i) is not a party to any collective bargaining agreement or discussions or negotiations with any person or group looking toward any such agreement;  (ii) has not within the last five (5) years, experienced any strike, grievance, unfair labor practice claim or other labor difficulty;  (iii) is unaware of any threatened strike, grievance, unfair practice claim or other labor difficulty, and there exists no reasonable basis for the assertion of any grievance or unfair labor practice claim or other charge or complaint against any Company by or before the National Labor Relations Board or any state labor relations board or commission or representative thereof;  (iv) is not aware of any filing by any employee or employee group seeking recognition as a collective bargaining representative or unit; and (v) has no reason to believe that any former employer of any of its employees is contemplating remedial action of any nature against such employee or the Company based on such employee having terminated the former employment and having become an employee of the Company. The Company has complied in all material respects with all applicable Laws relating to labor, labor relations and employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing.  The Company has not incurred any Liabilities, penalties or other charges under the Worker Adjustment and Retraining Notification Act or any similar state law.

3.11 Intellectual Property.

(a) Section 3.11(a)(i) of the Disclosure Schedule sets forth a complete and correct list of each of the Company's (i) issued patents and pending patent applications, (ii) domain names, and registered trademarks and pending applications therefor and material unregistered trademarks, (iii) registered copyrights and pending applications therefor, and material unregistered copyrights, and (iv) rights in material software and all documentation, including user manuals and training material, related thereto, which is owned by the Company or any of its Subsidiaries in any jurisdiction in the world (the "Company Owned Intellectual Property"). Section 3.11(a)(ii) of the Disclosure Schedule sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, as to which the Company or any of its Subsidiaries is a party, including the identity of all parties thereto other than licenses and shrink wrap licenses for commercial off-the-shelf software products (the "Company Licensed Intellectual Property").

(b) The Company owns or has the valid and legally enforceable right to use, free and clear of any Encumbrances, all Intellectual Property Rights necessary for, material to, convenient to, or otherwise used in the conduct the Business without any conflict with or infringement or misappropriation of any rights or property of third parties or violation of any Law.

(c) To the Company's Knowledge, there is no unauthorized use, disclosure, infringement, or misappropriation of, nor is there any valid basis for any Action of infringement or misappropriation from any third party upon, the Intellectual Property Rights or other proprietary rights of the Company and its Subsidiaries or any third party.

(d) Except as disclosed on Section 3.11(d) of the Disclosure Schedule:

(i) neither the Company's nor any of its Subsidiaries' use of any Intellectual Property Rights nor the conduct of their respective Business as currently conducted or as conducted in the past, infringes, misappropriates or otherwise violates any Intellectual Property Rights or other proprietary rights of any other Person;

(ii) to the Company's Knowledge, no Person is infringing on misappropriating, or using on an unauthorized basis, and, to the Company's Knowledge, no facts, circumstances, or conditions exist that a reasonable person would conclude provide a valid basis for any Claim that any Person is infringing, misappropriating, or using on an unauthorized basis, any Intellectual Property Rights owned, licensed, used, or held for use by the Company or any of its Subsidiaries ("Company Owned Intellectual Property Rights") or that any Person is considering or threatening such a Claim;

(iii) no Company Owned Intellectual Property Right is subject to any outstanding Order, stipulation, or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person;

(iv) other than commercial agreements entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries has entered into any Contract to indemnify any other Person against any charge of infringement, misappropriation, or other violation of any Intellectual Property Right;

(v) all developers, creators, inventors, and authors of Intellectual Property Rights owned, used, or held for use by the Company or any of its Subsidiaries (other than the Company Licensed Intellectual Property), who were not employees of the Company or any of its Subsidiaries, as applicable, at the time of the development, creation, invention, or authorship of such Intellectual Property Rights have assigned in writing all of their rights, title, and interest to such Intellectual Property Rights to the Company or its Subsidiaries, as applicable;

(vi) any Company Owned Intellectual Property Rights developed, created, invented, or authored by individuals who were employed by the Company or its Subsidiaries, as applicable, at the time of such development, creation, invention, or authorship is the sole property of the Company or its Subsidiaries, and no such employee has any rights, title, or interest in such Intellectual Property Rights. All employees of the Company and its Subsidiaries have executed and delivered to the Company or its Subsidiaries a binding and enforceable agreement (i) transferring to the Company or its Subsidiaries as appropriate, any Intellectual Property Rights developed, created, invented, or authored by such employee and (ii) prohibiting disclosure of the Company's or its Subsidiaries' confidential and proprietary information or trade secrets including non-public information regarding Intellectual Property Rights owned, used or held for use by the Company or its Subsidiaries other than as required by Law;

(vii) in connection with the use of the Intellectual Property Rights (other than shrink wrap licenses involving payments of less than $15,000 annually) by the Company or any of its Subsidiaries, neither the Company, nor any of its Subsidiaries, owes to any other Person any fee, royalty, or other payment as a result of the use of such Intellectual Property Rights;

(viii) neither the Company, nor any of its Subsidiaries, has entered into any license or other Contract pursuant to which the Company or any of its Subsidiaries have granted to any other Person the right to use any Intellectual Property Rights;

(ix) neither the Company, nor any of its Subsidiaries, is using, and it will not be necessary to use, (i) any inventions or other intellectual property rights of any of its past or present employees or independent contractors made prior to or outside the scope of their employment by the Company or any of its Subsidiaries or (ii) any confidential information or trade secrets of any former employer of any such person;

(x) there are no actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days following the Closing Date that, if not taken, would result in the loss of any Intellectual Property Rights, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Intellectual Property Rights;

(xi) the Company and its Subsidiaries have taken necessary, appropriate, or commercially reasonable steps to protect and preserve the confidentiality of all of its material Intellectual Property Rights and confidential and proprietary information that is not otherwise disclosed in published patents or patent applications or registered copyrights; and

(xii) Neither the Company, nor any of its Subsidiaries, has failed to comply to any material extent with any privacy policies applicable to the Company's or any of its Subsidiaries' respective website.

(e) The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and the Subsidiaries of the Company. The Company has taken reasonable measures to preserve and maintain the performance, security, and integrity of the IT Systems (and all software, information or data stored thereon). Within the three (3) years prior to the date hereof, (a) there has been no failure with respect to any IT Systems, (b) there has been no unauthorized access to or use of any IT Systems (or any software, information or data stored thereon), and (c) there has been no breach of the security or integrity of any of the IT Systems (or any software, information, or data stored on any IT System).

(f) Neither the Company nor any of its Subsidiaries have disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any portions of Company Software, other than disclosures to employees, independent contractors and consultants (a) involved in the development of such Company Software who have assigned all right, title and interest in and to such Company Software to the Company and (b) who were subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of the Company of any portions of Company Software, other than disclosures to employees and consultants involved in the development of such Company Software. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of the transaction contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Company Software.

(g) Section 3.11(g) of the Disclosure Schedule identifies all Open Source Materials used in any Company Software, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company) and identifies the licenses under which such Open Source Materials were used. The Company and its Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials. The Company or any of its Subsidiaries have not (a) incorporated Open Source Materials into, or combined Open Source Materials with the Company Software, (b) distributed Open Source Materials in conjunction with any Company Software or (c) used Open Source Materials, in such a way that, with respect to Clauses (a) or (b), grants, or purports to grant, to any third party any rights or immunities under any Company Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

(h) To the Knowledge of the Company, the cost of the Company's outstanding obligations (i) to perform or reperform for its customers or end users any installation, implementation, warranty, maintenance, modification, upgrade, enhancement, consulting, or other services in connection with any Company Products, and (ii) to deliver, license, or develop any Company Products to or for its customers, does not exceed the aggregate payments expected to be received from those customers or end users attributable to each such obligation.

(i) None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Products, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, "Company Software") (i) to the Company's Knowledge contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software other than such bugs, defects, and errors arising in the ordinary course of business of the Business and which would not be reasonably expected to materially and adversely affect the operations, financials or prospects of such business, whether due to the nature of such bugs, defects, or errors, or due to the stage of development of the Company Software affected by such bugs, defects, or errors; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software.

(j) To the Knowledge of the Company, no Company Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

3.12 Customer Contracts and Business Documents.

(a) All of the Customer Contracts (as defined below) and Business Documents (as defined below) are set forth on Schedule 3.12.  Other than the Customer Contracts and the Business Documents set forth on Schedule 3.12, the Existing Leases, the licenses, sublicenses and other Contracts set forth on Schedule 3.11(d) (the "IP Licenses"), and the Contracts set forth on Schedule 3.14 (the "Other Contracts" and together with the Customer Contracts, the Business Documents and the IP Licenses, the "Company Contracts"), the Company does not have any other presently existing material Contracts affecting or relating to the Business.  All of the Company Contracts are valid and enforceable against the Company and are in full force and effect in accordance with their terms, and the consummation of the Transaction will not require obtaining the consent of or providing notice to any party to such Company Contract.  The Company has delivered or made available true and correct copies of all of the Company Contracts to Buyer as of the date of this Agreement.  To the Company's Knowledge there is no condition in existence that would reasonably be expected to result in cancellation or termination of any of the Company Contracts or in material liability for damages under any of the Company Contracts or any applicable Laws, nor has either Company or, to the Company's Knowledge, the other party(s) to such Company Contracts, defaulted in its obligations pursuant to any of the Company Contracts, which default could result in the cancellation of any Company Contract or materially and adversely affect the rights of the Company under such Company Contract.  The Company has no knowledge of any intent to cancel any of the Company Contracts by the other party(s) thereto.  The Company is not a party to any franchise, license, distributor or other similar type of agreement.

(b) Schedule 3.12(b) sets forth a true and complete list of (a) the top ten (10) largest customers (each a "Material Customer") of Seller, determined on the basis of revenue received by the Company, for each of the calendar years ended December 31, 2019 and December 31, 2020, and (b) the top ten (10) largest suppliers and vendors (each a "Material Supplier") of the Company, determined on the basis of amounts paid by the Company, for each of the calendar years ended December 31, 2019 and December 31, 2020.  Since January 1, 2021, no Material Customer or Material Supplier has cancelled or otherwise adversely modified in any material respect its relationship with the Company or the Business and, to the Company's Knowledge, no fact, condition, or event exists that would reasonably be expected to adversely affect in any material respect the relationship of the Company or the Business with any Material Customer or Material Supplier.  The Company has not received any notice that any of the Material Customers or Material Suppliers has ceased, or intends to cease after the Closing, to use the goods or services of Business, including the renewal of licenses, or to supply goods and services to the Business, respectively, or has modified, amended, or reduced, or intends to modify, amend, or reduce, its business relationship with the Business in a manner, that is, or is reasonably likely to be, adverse to the Business.

(c) The material terms and conditions of the Company's contractual and business relationship with Riddell and its Affiliates are disclosed on Schedule 3.12(c). Schedule 3.12(c) does not contain any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading.

3.13 Broker or Finder.  Except as set forth in Schedule 3.13, neither the Company nor the Sellers or any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the consummation of the Transaction.

3.14 Contracts.  Except as set forth in Schedule 3.14, the Company is not a party to or bound by any written or oral:  (a) Contract not made in the ordinary course of the Business; (b) Contract for personal services not terminable at will without liability to the Company; (c) continuing Contract for the future purchase of materials, supplies, machinery or other equipment; (d) Contracts or commitments for capital expenditures in excess of $5,000 in the aggregate; (e) loan, credit or financing agreements, including all Contracts for any commitments for future loans, credit or financing; (f) Contract that contains any non-competition, non-solicitation, or other similar provision; or (g) guarantee or suretyship agreement.

3.15 Insurance.

(a) Schedule 3.15 lists and describes all insurance policies currently insuring any of the Assets or relating to the Business.  All such policies are on (and for the applicable statute of limitations period plus one year have been on) an "occurrence basis," which means, for example, that if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, the applicable Company's insurance policy in existence on the date such event occurred would cover such claim.  All such policies are in full force and effect and the Company has not received any notice of cancellation with respect thereto.  Except as disclosed in Schedule 3.15, during the past five (5) years, (i) no application by Company for insurance with respect to the Company, the Assets or the Business has been denied for any reason, and (ii) Company has had no claim made against it by any customer that would adversely affect such Company's insurance rating.  Attached to Schedule 3.15 is a copy of Company's insurance claims history for the past five (5) years for each of the policies listed in Schedule 3.15 as well as for any claims that were self-insured.

(b) All policies to which Company is a party or that provide coverage to any Seller or any shareholder, member, director or officer of any Company:  (i) taken together, provide adequate insurance coverage for the Assets and the operations of the Company for all risks normally insured against by a company carrying on the same business or businesses as the Company; (ii) are sufficient for compliance with all applicable Laws, rules, regulations and orders and all material Customer Contracts and Business Documents; and (iii) will continue in full force and effect following the consummation of the Transaction.

3.16 Environmental Matters.  Except as set forth on Schedule 3.16:  (a) neither the Company nor any Seller has received any notice of any noncompliance (or alleged noncompliance or other violation) of any of the Leased Real Property, or any past or present operations or properties used by the Company in the conduct of the Business, with any Environmental Laws; (b) neither Company nor any Seller has received any notice of any Action, no Action is pending, and to any Seller's knowledge, no Action has been threatened, relating to an actual or alleged violation of any applicable Environmental Law by any Seller Party or the Business; (c) to the Knowledge of the Company the Company is not a potentially responsible party under any Environmental Law, or any analogous state, local, or foreign Law arising out of or relating to events occurring prior to the Closing Date; (d) to the Knowledge of the Company there have not been in the past, and are not now, any Hazardous Materials at, on, under, or migrating to or from any of the Leased Real Property resulting from any action or inaction of any Seller Party or, to any Sellers's knowledge, any third party; (e) to any Sellers's knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on, or under any of the Leased Real Property, including treatment or storage tanks, sumps, or water, gas, or oil wells; and (f) the Company's uses and activities at and on the Leased Real Property and all other properties used by Seller in the conduct of the Business have at all times complied with all applicable Environmental Laws.  "Environmental Laws" means all Laws and related regulations concerning public health and safety, occupational safety and health hazards, pollution, or protection of the environment, including:  all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.  In each case, as the foregoing Laws have been or may be amended or supplemented and any analogous federal, state, provincial, or local Law promulgated pursuant thereto and such other Laws (domestic or foreign) relating to or addressing similar subject matter of any of the foregoing or amendments to the foregoing.  "Hazardous Materials" means all hazardous substances, as that term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or contaminant under or pursuant to any Environmental Law, including petroleum and derivatives thereof, asbestos and asbestos-containing materials, PCBs, urea formaldehyde, pesticides, herbicides, and fertilizers natural gas liquids, lead and lead-based paints and materials, flammable, explosive, or radioactive materials, microbial matter, biological toxins, mycotoxins, mold or mold spores, radon, and any other agriculture chemicals.  "Release" means any spilling, leaking, emitting, discharging, depositing, placing, escaping, leaching, dumping, or other releasing into the environment, or as otherwise specified in the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

3.17 Accounts Receivable.  All accounts receivable of the Company that are reflected on the Most Recent Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  The Company has no reason to believe that the Accounts Receivable as of the Closing Date will not be collectible, subject to the reserve provided therefor in the Financial Statements, without resort to litigation or extraordinary collection activity consistent with past practices.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Most Recent Balance Sheet or on the accounting records of the Company as of the Closing Date, which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Most Recent Balance Sheet for the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety days after the day on which it first becomes due and payable.  There is no contest, claim, or right of setoff, other than returns in the ordinary course of business, under any Customer Contract, with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 3.17 contains a complete and accurate list of all Accounts Receivable as of the date of the Most Recent Balance Sheet, which list sets forth the aging of such Accounts Receivable.  Schedule 3.17(a) identifies those receivables which have been outstanding for more than 180 days.

3.18 Banks, Officers and Powers of Attorney.  Schedule 3.18 lists:  (a) all banks (with account numbers) in which Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of the Company; and (c) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

3.19 Certain Business Relationships With Affiliates.  Except as disclosed in Schedule 3.19, no Seller nor any Affiliate of the Company or any Seller:  (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Company, (c) owes any money to or is owed money by the Company other than as may be reflected on the Most Recent Balance Sheet or for expenses required to be reimbursed in the ordinary course of business, (d) has or has had any ownership, leasehold or other interest, whether direct or indirect, in any customer of the Business, (e) is or has been employed in any sales or management position, whether directly or indirectly, by any customer of the Business, (f) is or has been able to control or authorize the purchase or procurement of any Company Product by any customer from the Business, or (g) has been party to any transaction with the Company during the past two (2) years or is party to any contract or agreement with the Company.

3.20 Questionable Payments.  Neither the Company, nor any of its directors, officers, agents, employees or other person or entity associated with or acting on behalf of the Company, directly or indirectly, has: (i) used any of the Company's funds for unlawful contributions, gifts, entertainment or other unlawful payments or expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from Company funds, (iii) established or maintained any unlawful or unrecorded fund of Company monies or other assets, (iv) made any false or fictitious entries on the books of account of the Company or (v) made or received any bribe, payoff, or other influence payment.

3.21 Tax Matters.

(a) All Tax Returns required to be filed by the Company and its Subsidiaries have been duly and timely filed. The Company and its Subsidiaries have paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing. Neither the Company nor any of its Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The reserve for Tax liability set forth on the Balance Sheet has been prepared in accordance with GAAP and in accordance with the past custom and practice of the Company and its Subsidiaries to the extent consistent with GAAP.

(c) There are no Tax Claims pending or threatened against the Company or any of its Subsidiaries. There are no rulings, subpoenas, or requests for information pending with respect to the Company or any of its Subsidiaries with any Governmental Entity. There are not currently in force any waivers or agreements binding upon the Company or any of its Subsidiaries for the extension of time for the assessment or payment of any Tax.

(d) The Company and its Subsidiaries have properly withheld and/or paid all Taxes  required to have been withheld and/or paid in connection with amounts paid or owing to the Sellers or any employee, creditor, independent contractor, or other third party. Each Person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all Plans.

(e) True and correct copies of all federal, state and material local income Tax Returns filed by the Company and its Subsidiaries for the past three (3) years, have been heretofore provided to the Buyer. All material elections with respect to Taxes affecting the Company or any of its Subsidiaries have been disclosed or attached to the Tax Returns of the Company and each such Subsidiary.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax Sharing Agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes. Neither the Company nor any of its Subsidiaries have incurred any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries have ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, limited liability company agreement, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(i) There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by the Company or any of its Subsidiaries prior to the Closing Date; (ii) change in or use of an improper method of accounting by the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date; (iii) inter-company transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount, advanced payment or deferred revenue received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries have made any payments or is obligated to make any payments that will not be fully deductible by reason of the provisions of Section 280G of the Code.

(l) Neither the Company nor any of its Subsidiaries have been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no withholding of federal income Tax will be required under Section 1445 of the Code in connection with the transaction contemplated by this Agreement.

(m) Neither the Company nor any of its Subsidiaries have entered into any transaction that is or would be part of any "reportable transaction" under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

(n) Neither the Company nor any of its Subsidiaries have distributed stock of any Person, or has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code at any time within the past five (5) years.

(o) The Company and each of its Subsidiaries have disclosed on its federal income Tax Returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p) Neither the Company nor any of its Subsidiaries have, or has had, a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States.

(q) The Company and its Subsidiaries are, and have been since their inception, properly treated as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes and all applicable state income tax purposes; no Person has ever taken a position on any Tax Return or examination or other administrative or judicial proceeding that is inconsistent with such treatment; and none of such entities has ever been a "publicly traded partnership" within the meaning of Section 7704 of the Code.

(r) Each nonqualified deferred compensation plan sponsored or maintained by the Company, its Affiliates, or any ERISA Affiliate thereof subject to Section 409A of the Code is and has been operated and maintained in compliance therewith.

(s) Section 3.21(s) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by any of the Company or any of its Subsidiaries or will be properly payable by any of the Company or any of its Subsidiaries as of the Closing Date. No Claim has been made by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return that it is or may be subject to Tax by that jurisdiction.

(t) The Company has (i) not incurred any Deferred Payroll Taxes, and (iii) properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Act (Public Law 116-127) and Section 2301 of the CARES Act.

3.22 Investment in Buyer Parent Stock and Parent Special Stock.

(a) Each Seller is an "accredited investor" within the meaning of the Securities Act and Rule 501(a) of Regulation D thereunder.

(b) Each Seller understands that the shares of Buyer Parent Stock (or any security issuable in exchange therefor) he, she, or it will receive as part of the Equity Consideration are "restricted securities" within the meaning of Rule 144 under the Act and are being acquired in a transaction not involving a public offering and that such securities may not be resold within the United States without registration under the Act and registration or qualification under applicable state securities laws, except pursuant to an exemption from such registration. Each Seller understands that he, she or it may not be able to resell Buyer Parent Stock (or any security issuable in exchange therefor) except in accordance with limited exemptions available under applicable Canadian (federal and provincial) securities laws and/or the Act, the United States Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder and the applicable Securities Laws and exchange regulations, and that the Sellers are solely responsible for (and the Buyer Parties are in no way responsible for) any Seller's compliance with applicable resale restrictions. Each Seller acknowledges that no representation has been made by the Buyer Parties respecting the applicable hold periods imposed by Canadian securities laws and/or U.S. Securities Laws and exchange regulations or other resale restrictions applicable to Buyer Parent Stock (or any security issuable in exchange therefor) which restrict the ability of the Sellers to resell such securities, and the Sellers will comply with all applicable Canadian securities laws and U.S. Securities Laws and exchange regulations concerning the purchase, holding and resale of Buyer Parent Stock (or any security issuable in exchange therefor) and will not resell any such securities except in accordance with the provisions of applicable Canadian securities laws and U.S. Securities Laws;

(c) Each Seller agrees that if he or she decides to offer, sell or otherwise transfer Buyer Parent Stock (or any security issuable in exchange therefor), he or she will not offer, sell or otherwise transfer any of such securities, directly or indirectly, unless:

(i) the transfer is to the Buyer and/or Parent, as applicable;

(ii) the transfer is outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Act and in compliance with applicable Canadian and local laws and regulations of the jurisdiction(s) in which such sale is made and exchange regulations, as applicable;

(iii) in accordance with Rule 144 of the Act, if available, and in compliance with applicable state and Canadian securities laws and exchange regulations; or

(iv) the transfer is made in a transaction that does not require registration under the Act or any applicable state and Canadian securities laws, and the Seller has prior to such transfer furnished to the Buyer and/or Parent an opinion of counsel of recognized standing or other evidence of exemption, in either case reasonably satisfactory to the Buyer and/or the Parent, as applicable.

(d) Each Seller understands and acknowledges that the certificates representing the Buyer Parent Stock (or any security issuable in exchange therefor) being issued hereunder, and each certificate issued in transfer thereof, will bear, as of the Closing Date, legends substantially in the following form and with the necessary information inserted:

With respect to the Buyer Parent Stock and Parent Special Stock:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATIONS UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT AND IS AVAILABLE FOR RESALE OF THE SECURITIES, OR (D) IN COMPLIANCE WITH ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, INCLUDING RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER FURTHER UNDERSTANDS AND AGREES THAT IN THE EVENT OF A TRANSFER PURSUANT TO THE FOREGOING CLAUSE (B) OR (D), THE ISSUER WILL REQUIRE A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. THE TRANSFER IS ALSO RESTRICTED PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER AND THE ISSUER AND MAY BE SUBJECT TO FORFEITURE.

With respect to the Parent Special Stock:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <insert date that is four (4) months and one (1) day after the date of issuance>. THE TRANSFER IS ALSO RESTRICTED PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER AND THE ISSUER.

provided, that if the Buyer Parent Stock (or any security issuable in exchange therefor) is being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S promulgated under the Act ("Regulation S") at a time when the Parent is a "foreign issuer", as defined in Rule 902(e) of Regulation S at the time of sale, the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Parent and to the Parent, in substantially the form set forth as Schedule 3.22(d) hereto (or in such other form as the Parent may prescribe from time to time) and, if requested by the Parent or the registrar and transfer agent, an opinion of counsel of recognized standing in form and substance satisfactory to the Parent and the registrar and transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided further, that if any of the Buyer Parent Stock is being sold pursuant to Rule 144 under the Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to the Parent's registrar and transfer agent of an opinion satisfactory to the Parent and its registrar and transfer agent to the effect that the legend is no longer required under applicable requirements of the Act or applicable state and Canadian securities laws. Each Seller acknowledges that no market exists for the Buyer Parent Stock or Parent Special Stock, and neither Buyer nor Parent intends to list the Buyer Parent Stock or Parent Special Stock on any exchange.

(e) Each Seller acknowledges that he, she or it is able to protect his, her or its own interests, can bear the economic risk of an investment in Buyer Parent Stock (or any security issuable in exchange therefor) and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of the investment in Buyer Parent Stock.

(f) Each Seller consents to the Buyer and/or Parent making a notation on its records or giving instructions to any registrar and transfer agent for Buyer Parent Stock (or any security issuable in exchange therefor) in order to implement the restrictions on transfer set forth and described herein.

(g) Each Seller understands and acknowledges that if Parent is ever deemed to be, or to have at any time previously been, an issuer with: (i) no or nominal operations and (ii) no or nominal assets other than cash and cash equivalents, Rule 144 under the Act may be unavailable for resales of Buyer Parent Stock, and that the Buyer and/or Parent are not obligated to take, and has no present intention of the taking, any action to make Rule 144 available for resales of Buyer Parent Stock.

(h) Each Seller understands and acknowledges that Parent (i) is not obligated to remain a "foreign issuer" (as defined in Rule 902(e) of Regulation S under the Act); (ii) may not, at the time the Buyer Parent Stock (or any security deliverable or issuable in exchange therefor) is resold by any Seller or at any other time, be a foreign issuer, and (iii) may engage in one or more transactions that could cause the Parent not to be a foreign issuer. If the Parent is not a foreign issuer at the time of any transfer of the Buyer Parent Stock (or any security deliverable or issuable in exchange therefor) pursuant to Rule 904 of Regulation S under the Act, the certificates representing such Buyer Parent Stock may continue to bear the legends referred to above.

(i) This Agreement is made with the Sellers in reliance upon representations to the Buyer Parties under this Section 3.22, which by each Seller's execution of this Agreement or Joinder, as applicable, he, she or it hereby confirms, that Buyer Parent Stock to be received by such Seller will be acquired for investment for his, her or its own account, not as a nominee or agent. Each Seller has conducted his or her own due diligence in making a decision with respect to Buyer Parent Stock, has been furnished all materials relating to Buyer, Parent and Buyer Parent Stock (or any security deliverable or issuable in exchange therefor) which he, she or it has requested and has been afforded the opportunity to request any additional information necessary to evaluate an investment in Buyer Parent Stock (or any security deliverable or issuable in exchange therefor). In making a decision with respect to Buyer Parent Stock, no Seller has relied upon any representations and warranties or other information (whether written or oral) from the Buyer Parties, or any of their respective principals or any other person or entity acting as an agent for the Buyer Parties and has relied solely on publicly available information regarding the Buyer, Parent, and Buyer Parent Stock (or any security deliverable or issuable in exchange therefor), and his or her own knowledge of the Buyer and Parent and the industries in which they operate.

3.23 FDA Regulatory Compliance.

(a) The Company and its Subsidiaries have operated in compliance with all applicable Laws including, without limitation, FDA Laws, and other requirements related to any of the products or services developed, designed, tested, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries (the "Company Products"), whether contractual, statutory, regulatory, or imposed by company policies, customers, or third-party certification bodies. Each Company Product has been and currently is compliant with all applicable Laws and has been and currently is in material conformity with all applicable Contracts of the Company.

(b) The Company's employees and agents hold all approvals, clearances, permits, licenses, variances, registrations, exemptions, Orders, consents, certifications, authorizations and approvals from the U.S. Food and Drug Administration (the "FDA") and any other Governmental Entity with jurisdiction over Company Products (any such Governmental Entity, a "Company Regulatory Agency") necessary for the lawful operating of the businesses of the Company and each of its Subsidiaries as currently conducted (the "Company Regulatory Permits"), including, but not limited to, all authorizations required under FDA Laws.  Each of the Company and each of its Subsidiaries is in compliance in all material respects with the requirements associated with all Company Regulatory Permits. Except as disclosed in Schedule 3.23(b), each Company Regulatory Permit is held by the Companies or one of their Subsidiaries, as applicable, and is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement.  Neither the Companies nor any of their Subsidiaries is in default under and no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Company Regulatory Permit held by the Companies or any of their Subsidiaries.

(c) Except as set forth on Schedule 3.23(c), neither Company nor any of its Subsidiaries have received any written notice that the FDA or any other applicable Regulatory Authority has commenced or initiated, or to the Knowledge of the Company threatened to commence or initiate, any action to withdraw any Company Regulatory Permit, requested a recall (whether by correction or removal) of any Products, or commenced or initiated or to the Knowledge of the Company threatened to commence or initiate, any Action to enjoin any Product Development and Commercialization Activities.

(d) All applications, submissions, information and data utilized by the Company or any of its Subsidiaries as the basis for, or submitted by or on behalf of the Company or any of its Subsidiaries in connection with any and all requests for a Company Regulatory Permit relating to the Company or any of its Subsidiaries, when submitted to the FDA or any other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Company Regulatory Agency. None of the Company or its Subsidiaries nor, to the Company's Knowledge, any director, officer, employee, agent or representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Company Regulatory Agency.

(e) None of the Company or its Subsidiaries nor, to the knowledge of the Company, any representatives thereof, has engaged in any activity that would result in a material violation under applicable U.S. federal or state criminal or civil health care Laws (including without limitation the FDA Laws). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries or any Seller that relates to an alleged violation of any FDA Laws. There are no orders or similar actions to which the Company or any of its Subsidiaries or, to the Company's Knowledge, any director, officer, employee, agent or representative thereof, are bound or which relate to Company Products, or alleged violation of any FDA Laws.

(f) All preclinical, nonclinical, and clinical trials that are or have been sponsored or conducted by or behalf of the Companies and their Subsidiaries are listed in Schedule 3.23(f). The Company and its Subsidiaries have complied with all applicable FDA Laws, in carrying out any testing and clinical studies conducted by or on behalf of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has filed all required notices (and made available to Buyer copies thereof) of design defects, product problems, adverse events, injuries and deaths arising from clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to such Company Products. None of the Company or its Subsidiaries nor, to the Company's Knowledge, any of the representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend or place restrictions on any clinical trial, suspend or terminate any Investigational Device Exemption or comparable clinical trial application sponsored by the Company or any of its Subsidiaries or otherwise restrict the pre-clinical research related to or clinical study of any Company Product or any medical device or component being developed by any licensee or assignee of the Company's intellectual property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product.

(g) Except as set forth in Schedule 3.23(g), the Company and its Subsidiaries have not received written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, FDA Form 483 observation, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, untitled letter, warning letter, seizure, injunction, prosecution, or other compliance or enforcement action relating to any Company Products or to the business of the Company. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action. All  deficiencies and non-conformities discovered during internal audits, customer audits, and government or certifying body inspections have been corrected and resolved.

(h) The Company and its Subsidiaries have made available to Buyer true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Company Regulatory Agency. The Company and its Subsidiaries have made available to Buyer for review all material correspondence to or from the FDA or any other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Company Regulatory Agency, and all other documents concerning communications to or from the FDA or any other Company Regulatory Agency, or prepared by the FDA or any other Company Regulatory Agency or which bear in any way on the Company's or any of its Subsidiaries' compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

3.24 Data Protection.  The Company is and has been in material compliance with its respective published privacy policies and internal privacy policies and guidelines (which policies and guidelines, and the periods such policies and guidelines have been in effect, are set forth in Section 3.24 of the Disclosure Schedule) and with all Data Protection Laws.  The Company has used commercially reasonable technical, physical and administrative safeguards to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To the Knowledge of the Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its employees or agents).  No Person (including any Governmental Entity) has made any claim or commenced any claim, dispute or proceeding with respect to any loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its employees or agents).  The Company has made available to Buyer true and complete copies of the standard forms of Contracts to which the Company is a party or by which it is bound relating to the collection, use, disclosure, storage and removal of all personal data in compliance with all Data Protection Laws.

3.25 Tax Advisors.  Each Seller has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. Tax consequences of this investment and the transactions contemplated by this Agreement.  With respect to such matters, each Seller is relying solely on such advisors and not on any statements or representations of the Buyer Parties or any of their respective principals, agents, written or oral.  Each Seller understands and acknowledges that he, she or it (and not the any of the Buyer Parties) shall be responsible for his, her or its own Tax liability that may arise as a result of an investment in Buyer Parent Stock or the exchange of Buyer Parent Stock for Parent Special Stock pursuant to the terms of the Contribution and Exchange Agreement, or any of the transactions contemplated hereby or thereby.

3.26 Disclosure.  No representation or warranty by Sellers in this Agreement or any Schedule or Exhibit, or any statement, document, list or certificate furnished or to be furnished by the Company or any Seller pursuant to this Agreement, or in connection with the Transaction, contains any untrue statement of a material fact, or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not materially misleading.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

As an inducement to the Seller Parties to enter into this Agreement and/or agree to be bound by it, and to consummate the transactions contemplated by this Agreement, the Buyer Parties represent, warrant and covenant to the Sellers as hereafter set forth in this Article 4, and acknowledge that the Sellers are relying upon such representations, warranties and covenants contained in this Article 4 as being true and correct:

4.1 Authority.  Parent is a company duly incorporated and organized, validly existing and in good standing under the laws of the Province of Alberta.  The Buyer and Buyer Parent is each a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and the Buyer has full corporate power and authority to enter into this Agreement and the Related Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and the board of directors of each Buyer Party has determined it to be in the best interest of the respective corporations to consummate the Transaction. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the Related Documents have been duly and validly approved by all necessary corporate action.  This Agreement and each Related Document to which either or both of the Buyer Parties is a party, upon its execution and delivery, constitutes the legal, valid and binding obligation of such Party. Neither the execution and delivery of this Agreement and the Related Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of or constitute a default under any term of the Charter Documents of any Buyer Party or any agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation by which any Buyer Party.

4.2 Status of Buyer Parent Stock.  All Buyer Parent Stock issued to the Sellers at the time of issuance will be validly issued, fully paid and non-assessable, free of all claims and liens imposed or created by the Buyer or Parent, and shall be reflected in the stock records of Buyer so as to show the Sellers or their respective nominees as the record holder of all such shares.

4.3 Capitalization.  As of the date hereof, there are 75,000,000 shares of Buyer Parent Stock issued and outstanding.

5. COVENANTS

5.1 Public Announcements.  Parent and the Seller Rep each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review by, and the receipt of the prior consent of, the other, unless required by applicable Law, in which case such party shall advise the other of such obligation and Parent and the Company, if prior to the Closing, or Parent and the Seller Rep, if after the Closing, shall attempt to cause a mutually agreeable press release or announcement to be issued.  Unless otherwise set forth in this Section 5.5 or otherwise required by applicable Law, no party to this Agreement shall directly or indirectly issue any press release or otherwise make any public statement with respect to the transaction contemplated by this Agreement.

5.2 Canadian Market.  In connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement, one or more of the Seller Parties have been or will be given information with respect to or introduced to investment bankers, investors and market participants who conduct business or make investments in Canada or Canadian securities markets ("Canadian Market Participants").  In the event the Closing does not occur, none of the Seller Parties will undertake or be involved with a securities offering in Canada or on a Canadian exchange or undertake any transaction or discussions or negotiations with any Canadian Market Participants for two (2) years from the date of this Agreement without first obtaining the written consent of Parent.

5.3 Cash on Hand.  The Company shall, and the Seller Parties shall cause the Company to, have an amount of Cash in its operating accounts at Closing equal to $500,000 and shall have distributed to Seller all Cash of the Company in excess of such amount.

5.4 Key Employee Agreements.  Prior to the Closing, each of Richard Greenwald and Jeffrey J. Chu (each, a "Key Employee") will enter into employment letter agreements (the "Employment Letter Agreements") with the Company containing, among other terms and conditions, (i) non-disclosure and invention assignment obligations, restrictions on competition and solicitation of employees and customers, (ii) guaranteed employment (except in the case of for "cause" termination or voluntary resignation) during the Measurement Period subject to execution of a general release in favor of Company and Buyer Parties and (iii) following the Measurement Period, severance equal to thirty (30) days for each full calendar year of continued service with a maximum severance period equal to ninety (90) days subject to execution of a general release in favor of Company and Buyer Parties, each in a form reasonably satisfactory to Buyer and the Key Employees.

5.5 Related Party Obligations.  At or prior to the Closing, the Seller Parties shall, and shall cause the Company to, extinguish any Indebtedness of the Company and shall have caused to be released all Encumbrances related to all Indebtedness in an upon any of the properties and assets of the Company; provided that any failure to so extinguish Indebtedness or release Encumbrances shall not be a breach hereof and the sole remedy for such failure shall be the adjustment provisions of Section 1.4 and the further assurances provisions of Section 10.8, as applicable.  All Liabilities between or among the Company, on the one hand, and any Seller Party, Related Party or any of their respective Affiliates, on the other hand identified on Schedule 5.7 (the "Related Party Obligations"), shall be eliminated from being a future obligation or right of the Company and any Seller Party, Related Party or any of their respective Affiliates, as applicable, at or prior to Closing.

5.6 Release. Each Seller Party, on behalf of such Seller Party and his, her or its heirs, predecessors, successors, assigns, and each of their respective direct or indirect Affiliates and Subsidiaries and any Representatives of any of the foregoing (collectively, the "Releasing Parties") hereby forever, fully, unconditionally and irrevocably waives, releases, remises and discharges each of Buyer, Holdings, the Company, each of their respective predecessors, successor, and assigns and each of their respective direct or indirect Affiliates and Subsidiaries and any past and present equity holders, members, managers, partners, employees, officers, directors, consultants, attorneys, agents, employee benefit plan and other Representatives of any of the foregoing (the "Released Party") from any and all actions, suits, claims, Action, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise, whether known or unknown, patent or latent, unanticipated as well as anticipated, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise ("Released Liabilities") that such Releasing Parties may currently have, or may have in the future in his, her or its capacity as a Seller Party and direct, indirect or otherwise beneficial owner of equity in the Company (collectively, the "Released Claims").  Notwithstanding the foregoing, the Released Claims shall not include, (a) rights to payment or other consideration for such Releasing's Party's portion of the Aggregate Purchase Price, or any other amounts or obligations which any Seller Party may be entitled to in this Agreement or any of the Related Document; (b) any claims or rights such Releasing Party has in any capacity other than as a Seller Party or direct, indirect or otherwise beneficial owner of equity of the Company, including as a director, manager, officer, employee or other service provider of the Company; or (c) any rights or claims a Releasing Party may have pursuant to the terms of this Agreement, any Related Document, or any employment agreement or Transition Services Agreement.

5.7 Parent Protective Provisions.  The Principal Seller hereby covenants and agrees that for so long as he is the Chief Executive Officer of the Company and/or controls (individually or by contractual election or designation rights) a majority of the Board of Directors (or equivalent body) the Company, the Company shall not and the Principal Seller shall not authorize, approve, consent to or otherwise permit the Company to do or take or enter into any of the actions or transactions set forth on Schedule 5.4, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by applicable Law or the applicable Charter Documents of the Company) the written consent or affirmative vote of a majority of the disinterested members of the board of directors of the Parent given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

5.8 Parent and Inspira Guarantee.  Each of Parent and Inspira hereby jointly and severally guarantees (the "Guarantee") to the Sellers the performance of the Buyer's obligations under this Agreement, including (a) the payment of the Aggregate Purchase Price pursuant to Section 1.2 and (b) the payment of any amount in cash or delivery of any number of shares of Buyer Parent Stock, Parent Special Stock, or Parent Stock pursuant to Section 1.3, in each case if and when due.  The Guarantee is one of payment, not collection, and a separate Action to enforce the Guarantee may be brought and prosecuted against either or both of Parent and Inspira, irrespective of whether any Action is brought against the Buyer or any other Person or whether the Buyer and/or any other Person is joined in any such Action.

5.9 Employment Matters.

(a) From Closing until the conclusion of the Measurement Period (the "Continuation Period"), subject in all cases to Section 1.2(d) and Section 1.3(j), unless otherwise agreed in writing by Buyer and Seller Rep and other than with respect to the Key Employees (whose employment relationship will be governed by the Employment Letter Agreements), Buyer shall, or shall cause its Affiliates (including the Company following the Closing) to, use commercially reasonable efforts to provide to each employee of the Company who remains employed by the Company or its Subsidiaries after the Closing Date (each such employee, a "Continuing Employee" and all of such employees, the "Continuing Employees") a rate of base salary or wages, bonus opportunity (or pro rata portion thereof) and other benefits during the Continuation Period (other than equity based or derived compensation, transaction bonuses or severance) that are substantially similar in the aggregate to the rate of base salary or wages, bonus opportunity and other benefits that were provided to such Continuing Employee prior to the Closing, and in any event in an amount no less than those provided to such Continuing Employees in 2020 (other than equity based or derived compensation, transaction bonuses or severance).  Notwithstanding any other provision of this Agreement, nothing contained in this Section 5.12 shall: (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Company, Buyer or their respective Affiliates, to amend modify or terminate any employee benefit plan, program, arrangement, contract or practice, (ii) give any third party, including, without limitation, any Continuing Employees, any right to enforce the provisions of this Section 5.12 or (iii) confer upon any current or former employee, officer, director, consultant or other service provider any right to employment or continued employment or continued service with Company, Buyer, any of their respective Subsidiaries or any of the respective Affiliates of any of the foregoing. For the avoidance of doubt and for accounting purposes, any bonus compensation, other than Earnout Transaction Bonus Payments, accrued or payable to employees of the Company, including Continuing Employees, shall be deemed an expense and factored into the determination of the EBITDA Amount.

(b) Following the Closing, options to acquire up to 900,000 shares of Parent Stock shall be approved by the Board of Directors of Parent at an exercise price equal to the fair market value of the Parent Stock determined on the date of grant by the Board of Directors of Parent in good faith.  Such reserve of 900,000 shares shall be allocated by the Principal Seller in his reasonable discretion amongst the Key Employees and other employees of the Company.  Vesting of such options shall be subject to continued employment by the grantee through the applicable vesting date, and each award shall provide that twenty percent (20%) shall vest on the first anniversary of the Closing Date, thirty percent (30%) shall vest on the second anniversary of the Closing Date, and fifty percent (50%) shall vest on the third anniversary of the Closing Date.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of the Buyer Parties to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer Parties in whole or in part):

6.1 Accuracy of Representations and Warranties.  Each of the representations and warranties of the Seller Parties in this Agreement must have been accurate in all material respects (or, if any specific representation or warranty of the Seller Parties is expressly qualified by concepts of "materiality" or "material adverse effect," then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and must be accurate as of the Closing Date as if made on the Closing Date.  The Buyer Parties must have completed all due diligence, the results of which are satisfactory to the Buyer Parties in their sole and absolute discretion.

6.2 Seller Parties' Performance.  All of the covenants and obligations that the Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

6.3 Documents, Certificates and Other Items.  The Seller Parties will have delivered or caused to be delivered to the Buyer Parties:

(a) an assignment from the Sellers of the Membership Interests in form satisfactory to the Buyer together with the original stock certificates, if any, evidencing the Membership Interests;

(b) a current certificate of good standing issued by the state in which the Company was formed, such certificate dated not more than 15 days prior to the Closing Date;

(c) a certificate of a duly authorized officer of the Company and the Principal Seller certifying (i) a true and complete copy of the Company's articles of incorporation or charter, (ii) a true and complete copy of the Company's bylaws or operating agreement, and (iii) true and complete copies of resolutions of the managers of the Company and the Sellers approving and authorizing the Company's execution this Agreement and the Related Documents and the Company's performance of its obligations under this Agreement and the Related Documents;

(d) a certificate signed by the Sellers, individually and as the officers of the Company (as applicable), stating that the conditions specified in Sections 6.1 and 6.2 have been satisfied;

(e) a Non-Competition Agreement executed by Principal Seller and Jeffrey J. Chu in a form acceptable to Buyer Parties;

(f) Employment Letter Agreement between Richard Greenwald and the Company, in form satisfactory to the Buyer, providing for Richard Greenwald's employment as the CEO of the Company, which shall be Richard's primary occupation taking all of his professional time, focus and effort.

(g) Employment Letter Agreement between Jeffrey J. Chu and the Company, in form satisfactory to the Buyer.

(h) a certificate executed by each Seller, satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that such Seller is not a "foreign person"; and

(i) all other documents and instruments required under this Agreement or reasonably requested by the Buyer Parties in connection with the consummation of the transactions contemplated by this Agreement.

6.4 Adverse Change.  Since the date of the Most Recent Balance Sheet, there has been no material adverse change in the Assets, Business, operations, prospects, or condition (financial or otherwise) of the Company, or in the financial or business condition of the Company, in the reasonable opinion of the Buyer Parties.

6.5 Indebtedness .  On the Closing Date, the Company will have no outstanding Liabilities for any Indebtedness, except for those Indebtedness Liabilities listed on Section 3.8 of the Disclosure Schedule.  All Assets of the Company will be free and clear of all Encumbrances.  Notwithstanding the foregoing, the Company shall have obtained the written consent, in form and substance satisfactory to the Buyer, of each of the Company's lenders set forth on Schedule 6.5.  If the Principal Seller has guaranteed any Company indebtedness, the Principal Seller agrees to remain a guarantor of such indebtedness following the Closing.

6.6 TSX Venture Exchange Approval. The TSX Venture Exchange shall have approved this Agreement and the Transaction and agreed to list the shares of Parent Stock deliverable in connection with this Agreement.

6.7 Related Party Obligations.  On the Closing Date, the Company will have terminated each of the agreements listed on Schedule 6.7 (the "Related Party Obligations").

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller Rep, in whole or in part):

7.1 Accuracy of Representations and Warranties.  Each of the representations and warranties of the Buyer Parties in this Agreement must have been accurate in all material respects (or, if any specific representation or warranty of the Buyer Parties is expressly qualified by concepts of "materiality" or "material adverse effect," then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and must be accurate as of the Closing Date as if made on the Closing Date.

7.2 Seller Parties' Performance.  Each of the covenants and obligations that Buyer Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.3 Documents, Certificates and Other Items.  The Buyer Parties will have delivered the following to the Seller Rep:

(a) all of the documents or instruments required to be delivered by the Buyer Parties under this Agreement; and

(b) a certificate signed by an officer of the Parent stating that the conditions specified in Sections 7.1 and 7.2 have been satisfied.

8. INDEMNIFICATION

8.1 Survival.

(a) The representations and warranties of the parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect until the eighteen (18)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties under Section 3.1 (Organization and Organizational Documents), Section 3.2 (Capitalization), Section 3.3(a) and (c) (Representations as to Sellers), Section 3.4 (Authority of Seller Parties), Section 3.5(a) (Title to Property), Section 3.13 (Broker or Finder), Section 3.22 (Investment in Buyer Parent Stock and Parent Special Stock) (collectively, the "Fundamental  Representations") shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by applicable Law; and (ii) the representations and warranties under Section 3.10(a) and (b) (Employment Plans), Section 3.11(a), (b) and (c) (Intellectual Property), Section 3.16 (Environmental Matters), Section 3.20 (Questionable Payments), Section 3.21 (Tax Matters), and Section 3.23 (FDA Regulatory Compliance) (collectively, the "Regulatory  Representations") shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any tolling, waiver, mitigation or extension thereof).

(b) The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect indefinitely or for the shorter period of time explicitly specified therein, except that for such covenants and agreements that survive for a shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law.

(c) Notwithstanding anything herein to the contrary, (i) if written notice of a claim for indemnification shall have been given in accordance with this Agreement on or prior to the date that is thirty (30) days following the expiration of the applicable survival period specified in this Section 8.1, the representations, warranties, covenants and agreements that are the subject of such claim shall survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (ii) any claim for indemnification for fraud or intentional misrepresentation shall survive indefinitely or until the latest date permitted by applicable Law.

8.2 Indemnification by the Sellers.

(a) The Sellers agree (i) with respect to the Working Capital Sellers, on a joint and several basis and (ii) with respect to all other Sellers, on a several, but not joint basis, to indemnify, hold harmless, defend and bear all costs of defending the Buyer Parties and their respective past, present and future employees, directors, officers, stockholders, agents, affiliates, attorneys and other Representative ("Buyer Indemnitees"), from, against and with respect to any and all Losses to or against the Buyer Parties, together with their respective past, present and future employees, directors, officers, stockholders, agents, affiliates, attorneys, successors and assigns, (collectively, "Buyer Parties' Aggregate Net Loss") arising out of or in connection with:

(i) any breach or inaccuracy of any representation or warranty of any Seller Party contained in this Agreement;

(ii) any Action by any person asserting any ownership interest in or rights to the Membership Interests, the Business or to acquire any Equity Interest of the Company or its Subsidiaries;

(iii) any Indebtedness of the Company or any Transaction Expenses outstanding as of the Closing to the extent not deducted from the Aggregate Closing Payment pursuant to Section 1.4; or

(iv) any Action arising from or related to any action or inaction of the Seller Rep or the payment of the Closing Cash Payment or of any Earnout Payments;

(v) any Action by any Seller arising from or related to any action or inaction of the Seller Rep with respect to the allocation and/or payment of the Closing Cash Payment or Earnout Payment following receipt of such aggregate payment by the Buyer;

(vi) any Pre-Closing Taxes; or

(vii) any violation of, or nonperformance by, any Seller Party of any of their respective covenants or agreements contained in this Agreement or in any Related Document.

8.3 Indemnification by the Buyer Parties.

(a) The Buyer Parties jointly and severally agree to indemnify, hold harmless, defend and bear all costs of defending the Sellers, from, against and with respect to any and all Losses to or against the Sellers arising by virtue of his or her status as a shareholder of the Company or his or her sale of the Membership Interests pursuant to this Agreement (collectively, the "Sellers' Aggregate Net Loss" and each of Buyer Parties' Aggregate Net Loss and Sellers' Aggregate Net Loss an "Aggregate Net Loss") arising out of or in connection with:

(i) all liabilities, damages or claims arising out of the business activities of the Company occurring on and after the Closing Date, other than those arising out of or in connection with any breach, violation, nonperformance or activities covered by Section 8.2(a);

(ii) any breach or inaccuracy of any representation or warranty of any Buyer Party contained in this Agreement or in any Related Document; and

(iii) any violation of, or nonperformance by, the Buyer Parties of any of its covenants or agreements contained in this Agreement or in any Related Document.

8.4 Limits of Indemnification. The party making a claim under this Section 8 is referred to as the "Claiming Party", and the party against whom such claims are asserted under this Section 8 is referred to as the "Indemnifying Party". The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Basket.  Except with respect to the Fundamental Representations, the Indemnifying Party shall not be liable to the Claiming Party for indemnification under Section 8.2(a)(i) or Section 8.3(a)(ii), as the case may be, until the Aggregate Net Loss in respect of indemnification under Section 8.2(a)(i) or Section 8.3(a)(ii) of such Claiming Party exceeds one hundred twenty five thousand dollars ($125,000) (the "Basket"), in which event the Indemnifying Party shall be liable for all such Losses from the first dollar.

(b) Cap.  Except with respect to the Fundamental Representations, the aggregate amount of Aggregate Net Loss for which an Indemnifying Party shall be liable pursuant to Section 8.2(a)(i) or Section 8.3(a)(ii) as the case may be, shall not exceed fifteen percent (15%) of the Adjusted Aggregate Purchase Price.  The aggregate amount of Aggregate Net Loss for which an Indemnifying Party shall be liable pursuant to (i) Section 8.2(a)(i) or Section 8.3(a)(ii) as the case may be with respect to the Fundamental Representations, or (ii) Sections 8.2(a)(iii) through 8.2(a)(vi) or Section 8.3(a)(iii), as the case may be, shall not exceed one hundred percent (100%) of the Adjusted Aggregate Purchase Price.  The limitations set forth in Section8.4(a) and (b) shall not apply to claims based on or arising from fraud.  For the avoidance of doubt, the aggregate amount of Aggregate Net Losses for which any Seller that is not a Working Capital Seller shall be liable shall not exceed the lesser of (A) such Seller's Pro Rata Percentage of the aggregate amount for which all Sellers may be liable as limited by this Section 8.4(b), of (B) the amount of consideration actually received by such Seller pursuant to this Agreement and the transactions contemplated hereby.

(c) Insurance Proceeds.  Payments by an Indemnifying Party pursuant to Section 8.2 and Section 8.3 in respect of any Aggregate Net Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received and any indemnity, contribution or other similar payment received by the Claiming Party in respect of any such claim, in each case net of any deductibles and the reasonable costs and expenses of pursuing such claim and collecting such insurance proceeds. The Claiming Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Net Aggregate Loss.

(d) Mitigation. Each Claiming Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Aggregate Net Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Aggregate Net Loss.

8.5 Right to Setoff; Forfeiture of Stock Consideration.

(a) The Buyer Indemnitees shall have the right, exercisable in the sole and absolute discretion of Buyer and Parent and without prejudice to its other remedies herein, to reduce and set-off against any required payment of Final Excess pursuant to Section 1.4 and/or any Earnout Payments, including the portion of any Equity Consideration thereof, pursuant to Section 1.3 (collectively, the "Post-Closing Consideration Payments"), Buyer's and Parent's good faith estimate of any indemnification to which a Buyer Indemnitee is entitled hereunder, which amount with respect to cash payments of Aggregate Purchase Price so reduced, and set-off shall be delivered into a segregated bank account of Buyer or Company; provided that if the final amount of Losses for such indemnification claim as finally determined by agreement of the Buyer Parties and the Seller Rep or by non-appealable adjudication by a court of competent jurisdiction (a "Final Determination") is less than the amount by which the portion of the applicable Post-Closing Consideration Payment was reduced and set-off, then such Buyer Indemnitees shall promptly release to the Sellers the amount of such difference from such segregated account and, with respect to Aggregate Purchase Price payable in Buyer Parent Stock, issue such applicable shares of Buyer Parent Stock to the Sellers and any Earnout Transaction Bonus Payment Participant, in all cases in accordance with Section 1.3, Section 1.4 and Section 1.6, as applicable.  The exercise by the Buyer Indemnitees of their right to set-off against, reduce, retain or withhold Earnout Payments, including the portion of Equity Consideration thereof, may be exercised in whole or in part and in the sole discretion of Buyer and Parent. In the event that the Buyer Indemnitees elect to exercise their right to set-off against, reduce, retain or withhold providing any Equity Consideration under this Section 8.4, each share of Buyer Parent Stock, Parent Special Stock and Parent Stock shall have a deemed value equal to the 30-day VWAP determined as of the date of such Final Determination.  In addition, the Buyer Indemnitees shall have the right, exercisable in the sole and absolute discretion of Buyer and Parent and without prejudice to its other remedies herein, to recover any amount of the Buyer Parties' Aggregate Net Loss by requiring Sellers to forfeit a number of Equity Consideration issued to Sellers pursuant to this Agreement equal to the quotient of (i) the amount of such Losses elected to be satisfied by the forfeiture of such Equity Consideration and (ii) the 30-day VWAP determined as of such Final Determination.  Buyer shall give the Seller Rep prompt written notice of any such election, and upon the delivery of such notice, the applicable Equity Consideration shall be deemed surrendered and forfeited and shall cease to be outstanding (whether then held by such Seller or any other Person), Parent shall be entitled to update its records accordingly and each Seller shall deliver to Parent any customary documents or instruments of transfer, surrender and/or forfeiture reasonably requested by Parent to effectuate the foregoing.

(b) If the Buyer Indemnitees are not, following application of Section 8.5(a), completely and fully indemnified for all such Losses (the amount of such Losses that are not so indemnified are referred to as "Unsatisfied Losses"), the Seller Parties, severally and not jointly and in accordance with their respective Pro Rata Percentages, shall hold each of the Buyer Indemnitees harmless from and shall indemnify each of them from and against all Unsatisfied Losses and shall promptly pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason thereof.

8.6 No Duplicate Recovery.  In the event an indemnified party recovers damages in respect of an indemnification claim, no other indemnified party may recover the same damages in respect of a claim for indemnification under this Agreement.

8.7 Tax Treatment of Indemnity Payments.  The Buyer and Seller Parties agree that any indemnification payments made pursuant to Article 8 of this Agreement shall be treated for all Tax purposes as an adjustment to the purchase price unless otherwise required by Law.

8.8 Notice of Claims.

(a) If any claim is made by or against a party which, if sustained, would give rise to a liability of the other party under this Article 8, the Claiming Party will promptly cause a written notice of the claim to be delivered to the Indemnifying Party.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend or resolve such claim is materially and adversely affected thereby.

(b) In the event that such a claim is made by a third party (a "Third Party Claim") an Indemnifying Party will have the right to defend the Claiming Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Claiming Party, so long as (i) the Indemnifying Party notifies the Claiming Party, within ten (10) business days after the Claiming Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim; (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently in good faith and at its own cost and expense, and (iii) the Third Party Claim (A) does not involve injunctive, equitable, or other non-monetary relief against the Claiming Party, (B) is not one in which the Claiming Party reasonably determines, after consultation with its counsel, that use of the counsel selected by the Indemnifying Party to represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest, (C) does not relate to or otherwise arise in connection with any criminal or regulatory action or any action in respect of Taxes or by any Governmental Entity, and (D) is not one in which an adverse judgment would, in the good faith judgment of the Claiming Party, likely be materially adverse to the Claiming Party's business.  Each Seller agrees and acknowledges that he, she, or it shall not be entitled to be indemnified by, or receive contribution from, the Company with respect to any indemnification claims made against such Seller hereunder.

8.9 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful breach on the part of a party hereto in connection with the transactions contemplated by this Agreement or under Sections 1.3, 1.4 or 9.4 to enforce any decision or determination of the Independent Accountant ) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 8. Nothing in this Section 8.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of fraud or willful breach by any party hereto.

9. TAX COVENANTS AND AGREEMENTS

9.1 Tax Matters.

(a) Conduct of Business with respect to Taxes. During the period from the date hereof to the Closing Date:

(i) none of the Company or its Subsidiaries shall make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company or any of its Subsidiaries, the Buyer or its affiliates;  and

(ii) each of the Company and its Subsidiaries shall: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable; and (iii) promptly notify the Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Company and its Subsidiary in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) Tax Returns.  The following provisions of this Section 9.1 shall govern the allocation between the Buyer and the Sellers of responsibility for certain Tax matters involving the Company and its Subsidiaries following the Closing Date. In the event of any conflict between the provisions of this Section 9.1 and any other provision of this Agreement, the provisions of this Section 9.1 shall control.

(i) Pre-Closing Periods. The Sellers shall prepare or cause to be prepared for filing by the Company (and its Subsidiaries, as applicable) all Pass-Through Tax Returns for the Company (and its Subsidiaries, as applicable) for a tax period that end on or prior to the Closing Date ("Seller Prepared Tax Returns"). Such Seller Prepared Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company's past practices, but in any event in compliance with applicable Law. Other than Seller Prepared Tax Returns, the Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company. Such Tax Returns shall be prepared in a manner consistent with the Company' past practices, except to the extent required by applicable Law.  All income and other material Tax Returns described in this Section 9.1(b) shall be provided by the Party responsible for preparing such Tax Return (the "Preparing Party") to the other Party (the "Reviewing Party") no later than forty-five (45) Business Days before the due date for filing such Tax Returns (including extensions) for the Reviewing Party's review and comment. The Preparing Party shall incorporate reasonable comments provide by the Reviewing Party no later than fifteen (15) Business Days before the due date of such Tax Return. The Sellers, jointly and severally, will timely pay (or cause to be timely paid) all Pre-Closing Taxes(as such term is defined herein) shown as due and owing on all such Tax Returns, other than to the extent that an accrual with respect to such Tax is included as a Current Liability and taken into account for purposes of determining Closing Working Capital.

(ii) Straddle Periods.  In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company (or its Subsidiaries, as applicable) for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company (and its Subsidiaries, as applicable) for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (x) the amount of such Tax for the entire taxable period, multiplied by (y) a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii) Cooperation.  The Buyer and the Sellers agree to cooperate fully in connection with the filing of Tax Returns pursuant to this Section 9.1 and, subject in all respects to the provisions of Section 9.2, in connection with any audit, litigation, or other proceeding with respect to Taxes of the Company or its Subsidiaries. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a Party's request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. The Buyer and the Sellers shall (a) retain or cause to be retained all books and records that are in his, her, or its possession with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Entity, and (b) give the other Parties reasonable written notice before transferring, destroying, or discarding any such books and records and, if the other Party so requests, the Buyer or the Sellers, as the case may be, shall allow the other Party to make copies of or, if required by a Governmental Entity's request, to take possession of such books and records.

(iv) Further Assurances.  The Buyer and the Sellers shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement and the Related Document).  With respect to any Pre-Closing Period or Straddle Period of the Company or any of its Subsidiaries to which the Partnership Audit Rules apply, the Company and each applicable Subsidiary shall make the election under Section 6226(a) of the Code.  The Sellers shall take, or cause to be taken, any action required in furtherance of such election, including any filings, disclosures and notifications necessary to effectuate such election.

9.2 Transfer Taxes.  Buyer and Sellers shall each pay fifty percent (50%) of the amount of any documentary, stamp, stock transfer, real or personal property transfer or indirect transfer, or similar Tax (any such Tax, a "Transfer Tax") imposed on the Company as a result of the transactions contemplated by this Agreement.  Buyer and Sellers shall properly file jointly on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any such Transfer Taxes.

9.3 Tax Sharing Agreements.  All Tax Sharing Agreements and similar Contracts to which the Company is a party or otherwise with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.  Sellers and the Company shall take all actions necessary to terminate such Contracts.

9.4 Tax Treatment; Allocation.  Unless otherwise required by Law, for Tax purposes the Parties agree (i) to treat the sale of no less than seventy-eight percent (78%) of the Membership Interests by the Sellers to the Buyer for cash as a taxable sale (with the contingent consideration eligible for  installment sale treatment as described in Code Section 453) and (ii) the contribution of twenty-two percent (22%) of the Membership Interests by the Sellers to Buyer Parent in exchange for the Equity Consideration as a transfer intended to be treated as tax-deferred pursuant to Code Section 351, which transfer is followed immediately by the contribution by Buyer Parent of such Membership Interests to Buyer resulting in the termination of the partnership status of the Company in accordance with Revenue Ruling 99-6.  For this purpose, the Parties further agree that the percentage of the Membership Interests reported as sold to Buyer and the percentage of the Membership Interest reported as contributed to Buyer Parent will be adjusted as necessary to account for any Earnout Payment.

Further, after such adjustment, the amount of the Aggregate Purchase Price paid for the Membership Interest sold to Buyer will be attributed to, and allocated among an equivalent undivided percentage interest in the assets of the Company and the Subsidiaries deemed purchased by the Buyer in accordance with the allocation methodologies set forth on Schedule 9.4 (the "Allocation Statement").  For example, if after an Earnout Payment twenty-two percent (22%) of the Aggregate Purchase Price consists of Equity Consideration and the cash consideration paid or deemed paid by Buyer accounts for seventy-eight percent (78%) of the Aggregate Purchase Price, than such cash consideration would be allocated among a seventy-eight percent (78%) undivided percentage interest in the assets of the Company and the Subsidiaries.

Buyer shall deliver the Allocation Statement to the Seller Rep within ninety (90) days after the Closing Date. The Seller Rep shall have thirty (30) days after receipt of the Allocation Statement to review the Buyer's determination and provide written comments. The Buyer shall consider in good faith all of the Seller Rep's comments received in writing pursuant to the previous sentence in preparing the final allocation schedule. If the Seller Rep does not object in writing to the Allocation Statement during such period, the Allocation Statement shall be deemed to set forth the final allocation among the assets of the Company for all applicable Tax purposes.  If the Seller Rep does object in writing pursuant to this paragraph, the Seller Rep and the Buyer agree to consult with each other and to negotiate in good faith in resolving such dispute, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written objection by the Seller Rep of such dispute, the Buyer and the Seller shall jointly request the Independent Accountant to resolve any issue in dispute. The determination of the Independent Accountant shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Independent Accountant shall be borne by the party (i.e., the Sellers, jointly and severally, on the one hand, and the Buyer, on the other hand), that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountant.

Once the Allocation Statement is finalized in accordance with the above procedures, the Allocation Statement shall be binding upon the Parties hereto for all Tax purposes unless otherwise required by applicable Law.  If the Purchase Price is adjusted pursuant to this Agreement, the Allocation Statement shall be adjusted as appropriate, and the Buyer and the Seller shall cooperate in good faith in making any such adjustment. Neither the Buyer nor the Seller shall take, or permit their Affiliates to take, any Tax position (whether in Tax claims, Tax Returns or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable Law.  In the event that any of the allocations set forth in the Allocation Statement are disputed by a taxing authority, the Party receiving notice of such dispute shall promptly notify the other Parties in writing, and the Seller Rep and the Buyer shall cooperate in good faith in responding to such challenge to preserve the effectiveness of such allocation pursuant to the Allocation Statement.

9.5 Refunds.  The Sellers shall be entitled to any refunds received by the Company of Taxes (including any interest paid thereon) for any taxable period ending on or before the Closing Date or allocable to the portion of any Straddle Period ending on the Closing Date paid by the Company prior to the Closing or included as a liability or expense in the calculation of Closing Working Capital or Indebtedness, in each case, unless such refund is included or reflected in the calculation of Closing Working Capital or attributable to the carryback of any loss from a post-Closing tax period (or portion thereof) to a Pre-Closing Tax period. Buyer shall pay or forward to the Seller Representative the amount of any such cash refunds (including any interest paid thereon) due to the Sellers promptly after receipt thereof, net of any out-of-pocket costs or expenses (including Taxes) incurred with respect thereto or attributable to the receipt or payment thereof, provided, however, that if a Tax authority subsequently disallows such refund the Sellers shall promptly pay to the Buyer such disallowed amount (including penalties and interest).

10. GENERAL PROVISIONS

10.1 Confidentiality.  Between the date of this Agreement and the Closing Date, the Buyer Parties, the Company, and the Sellers agree to maintain in confidence, and each will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or otherwise is reasonably necessary to satisfy any of the conditions precedent specified in Articles 6 and 7, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.  Notwithstanding the foregoing, the Buyer Parties may make announcements regarding this Agreement and the transactions contemplated hereby to its shareholders and take such other steps as shall be necessary or appropriate to comply with Canadian and other securities and regulations, provided that the Company or its representative(s) shall have the opportunity to review and comment on any proposed announcement.  If the Transaction is not consummated, each party will return or destroy all confidential information provided by the other party as the providing party may reasonably request.

10.2 Governing Law; Venue.

(a) This Agreement, including all exhibits and schedules and all documents or instruments delivered in connection herewith, and all disputes among the parties under this Agreement will be governed by, and construed and enforced in accordance with and decided pursuant to, the laws of the State of Delaware (and in accordance with federal law interpreting the Federal Arbitration Act where applicable), without regard to any jurisdiction's conflicts or choice of law provisions.

(b) EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE, AND ANY APPELLATE COURT HAVING JURISDICTION OVER APPEALS FROM ANY SUCH STATE OR FEDERAL COURT, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, OR OTHERWISE SEEKING INTERPRETATION, ENFORCEMENT OF, OR OTHER RELIEF CONCERNING SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, HIM OR HER, AND CONSENTS THAT ALL SERVICES OF PROCESS UPON IT, HIM OR HER BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 10.3, AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED AS PROVIDED IN THIS SECTION 10.2.

(c) EACH OF THE PARTIES WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING UPON OR INVOLVING CLAIMS OR CAUSES OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, OR OTHERWISE SEEKING INTERPRETATION, ENFORCEMENT OF, OR OTHER RELIEF CONCERNING SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

10.3 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally, (ii) one (1) Business Day after being sent by commercial overnight courier service, or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties made by the recipient at the following addresses (or at such other address for a party as shall be specified upon like notice):

If to the Buyer Parties:	Salona Global Medical Device Corporation 3330 Caminito Daniella Del Mar, California 92014 Attention: Les Cross, Chief Executive Officer Email: les@salonaglobal.com

With copies to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place
PO Box 367, 100 King St W
Toronto, Ontario
M5X 1E2
Canada
Attention: Robbie Grossman

Email: robbie.grossman@dlapiper.com
Telephone No.:  (416) 369-5265

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
Attention:  Daniel C. Belostock, Esq.
Kevin M. Grant, Esq.

Email: daniel.belostock@us.dlapiper.com; kevin.grant@us.dlapiper.com
Telephone No.:  (973) 520-2550

If to the Seller Rep or any Seller, to:	Richard Greenwald 19 Messenger Street Lebanon NH 03766 Email: rmgprivate@gmail.com Phone: 603-252-5505

With copies to:	Downs Rachlin Martin PLLC 199 Main Street PO Box 190 Burlington, Vermont 05402-0190 Attention: Paul H. Ode, Jr. Jonathan P. Ursprung Email: pode@drm.com; jursprung@drm.com Telephone No.: (802) 846-8309 or to such address as such party may indicate by a notice delivered to the other parties.  Notice will be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight courier).  Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

10.4 Assignment.  This Agreement may not be assigned by any party without the prior written consent of all of the other parties hereto.

10.5 Entire Agreement; Amendments.  This Agreement, together with the schedules and exhibits attached hereto and the Related Documents is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings of the parties with respect to such subject matter.  No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement, or any schedule or exhibit hereto, or any document or instrument delivered in connection herewith, or any of its provisions, nor any representation, promise or condition relating hereto or thereto, will be binding upon any party unless made in writing and signed by the Buyer Parties and the Seller Rep. All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing indefinitely.

10.6 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.  The party retaining any broker, finder or investment banker in connection with this Agreement will pay all amounts payable to such broker, finder or investment banker.  For the avoidance of doubt, any expenses of the Company relating to the Transaction shall be paid in full as of the Closing.

10.7 Partial Invalidity.  Wherever possible, each provision will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of these provisions is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

10.8 Further Assurances.  The Buyer Parties and the Seller Parties will execute such additional documents and instruments, take such other actions, complete such other formalities, and extend such other cooperation as may be reasonably requested or required to consummate the transactions contemplated by this Agreement.  From time to time following the Closing Date and without further consideration:  (a) the Sellers will immediately deliver to the Buyer any cash or other property that such Seller may receive in respect of receivables relating to the Assets and operations of the Business (whether attributable to periods before or after the Closing Date); and (b) each party will, at the request of the other party, execute and deliver to the other party such other instruments of conveyance and transfer as a party may reasonably request or as may be otherwise necessary to effect the Transaction or to more effectively evidence or convey and transfer to, and vest in, and put in possession of, in the case of Buyer Parties, any part of the Membership Interests or the Assets.  Each of the Buyer Parties and Sellers shall cooperate in the preparation of all Tax Returns for any Tax periods for which the other party could reasonably require its assistance in obtaining any necessary information.  As additional consideration for the Transaction, effective on the Closing Date, each Seller hereby releases any and all claims, rights, obligations, debts and causes of action, whether matured or unmatured, known or unknown, that such Seller, in his or her capacity as a shareholder, member, director, officer, employee or otherwise, may have against the Company, its Subsidiaries or the Buyer Parties, or their respective Affiliates, other than claims under this Agreement and claims that are not capable of being waived under applicable Law.

10.9 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement.  Delivery of executed signature pages by facsimile transmission, "pdf", DocuSign or other electronic transmission will constitute effective and binding execution and delivery of this Agreement.

10.10 Interpretation.  Article titles and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement.  All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement.  All references to Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits described on the list immediately following the signature pages hereto.  All references to the words "include" or "including" mean "including without limitation."  Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to in or attached to this Agreement, including the "Background" portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement.  There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.  Any representation or warranty of a party based upon "knowledge" or similar words will include actual knowledge and constructive knowledge, which means knowledge that an ordinary person would have after making reasonable inquiry and exercising prudence of a reasonable manner in the same or similar circumstances and, with respect to knowledge of a Seller Party, includes any officer or director of the Company.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.  All cash payments made under this Agreement shall be made in United States Dollars.

10.11 Disputes. Other than with respect to disputes arising under Section 1.3 or Section 1.4 that are specifically reserved for resolution by the Independent Accountant in accordance with its terms, the parties shall resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), under the provisions of this Section 10.11. The procedures set forth in this Section 10.11 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.

(a) Negotiation.  A party shall send written notice to the other party of any Dispute ("Dispute Notice"). The parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves, including not fewer than three (3) negotiation sessions. In the event that such Dispute is not resolved on an informal basis within thirty (30) Business Days after one party delivers the Dispute Notice to the other party, either party may, by written notice to the other party ("Escalation Notice"), refer such Dispute to litigation.

(b) Litigation.  If the parties cannot resolve any Dispute for any reason pursuant to Section 10.11(a), either party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 10.2.

10.12 Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

10.13 Seller Rep.

(a) Each Seller hereby appoints Richard Greenwald as the Seller Rep.  The Seller Rep shall serve as representative of Sellers with full power and authority to take all actions under this Agreement and the other Related Documents on behalf of each Sellers.  Each Seller by approval of this Agreement hereby irrevocably appoints Seller Rep as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller's behalf (i) to consummate the transactions contemplated herein, (ii) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (iii) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (iv) to negotiate, settle, compromise and otherwise handle all disputes and claims made under Article 8 hereof, (v) to give and receive on behalf of such Seller all notices, communications and other writings permitted or required hereunder or under the other Related Documents, and (vi) to do each and every act and exercise any and all rights which any Seller individually or collectively with any other Seller is permitted or required to do or exercise under this Agreement or any other Related Document.  Each of Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Rep and shall survive the death, incapacity, liquidation or bankruptcy of any Seller.  Neither Seller Rep nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct.

(b) Seller Rep shall not be liable to the Sellers for actions taken pursuant to this Agreement or the Escrow Agreement except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Seller Rep shall be conclusive evidence of good faith).  Any expenses or liabilities incurred by Seller Rep in connection with the performance of its duties in such capacity under this Agreement or any other Related Document shall be reimbursed to Seller Rep by Sellers, jointly and severally, such expenses to include, without limitation, any fees of Independent Accountants.  The expenses and/or liabilities of the Seller Rep shall be satisfied first from the Seller Rep Account.  To the extent expenses and/or liabilities of the Seller Rep exceed the Seller Rep Amount, Seller Rep may from time to time submit invoices to Sellers covering their pro rata portion of such expenses and/or liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses paid.  In addition to any other rights or remedies, Seller Rep may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed by any Seller to Seller Rep against any amounts to be paid to such Seller, as applicable.  As soon as practicable after the date on which the final obligation of Seller Rep under this Agreement and the Escrow Agreement have been discharged or such other date as Seller Rep deems appropriate, the Escrow Agent shall pay any amounts remaining in the Seller Rep Account to the Sellers in accordance with their Pro Rata Percentages.

(c) Each Seller, and in each case for purposes of this Section 10.13(c), the Seller Rep, agrees that each Buyer Party shall be entitled to rely on any action taken by the Seller Rep, on behalf of any Seller (each, an "Authorized Action") without investigation or verification, and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.  Each Seller agrees to pay, and to indemnify and hold harmless, each of the Buyer Parties and their respective Affiliates from and against any Buyer Parties' Aggregate Net Loss which they may suffer, sustain, or become subject to, as the result of any claim by any person or entity that an Authorized Action is not binding on, or enforceable against, any Seller. In addition, each Seller hereby releases and discharges each Buyer Party from and against any Buyer Parties' Aggregate Net Loss arising out of or in connection with the Seller Rep's failure to distribute any amounts received by the Seller Rep on behalf of Sellers to Sellers.  Payment of all amounts paid by or on behalf of any Buyer Party to the Seller Rep shall constitute payment by such Buyer Party to each Seller and satisfaction of such Buyer Party's obligation to pay such amount hereunder (notwithstanding any withholding by the Seller Rep).

(d) In the event of the death or incapacity of Seller Rep, Jeffrey J. Chu shall automatically be appointed as the Seller Rep; provided that in the event of his death or incapacity a new Seller Rep shall be appointed by the vote or written consent of the majority in interest of the Sellers based on Pro Rata Percentage. Notice of such vote or a copy of the written consent appointing such new Seller Rep shall be sent to the Buyer Parties.

11. DEFINITIONS.  As used in this Agreement:

"30-Day VWAP" means the volume-weighted average of prices measured in hundredths of cents of a share of Parent Stock on the TSX Venture Exchange (or other principal market on which such shares are then traded) for the (30) consecutive trading days immediately prior to the applicable date of calculation (or, if Parent Stock is not listed at such time, the then fair market value of Parent Stock as reasonably determined by the board of directors of Parent acting in good faith).

"Accounting Principles" means GAAP, including ASC 606 "Revenue from Contracts with Customers," as consistently applied.

"Accounts Receivable" has the meaning set forth in Section 3.17.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, charge, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

"Additional Working Capital Approval" has the meaning set forth in Section 1.3(e)(i).

"Additional Working Capital Request" has the meaning set forth in Section 1.3(e)(i).

"Adjusted Aggregate Purchase Price" means, as of the time of calculation thereof, the Aggregate Purchase Price less the aggregate value of the shares of Closing Escrowed Stock then held in escrow pursuant to Section 1.2(b) and not released pursuant to Section 1.3(i) (such value to be based on the 30-day VWAP determined as of the Closing Date and a one-for-one conversion ratio of Buyer Parent Stock for Parent Special Stock).

"Adjustment Dispute Notice" has the meaning set forth in Section 1.4(b)(i).

"Affiliate" means (A) in the case of an individual, (i) the individual's spouse or descendent (by blood or adoption) of such individual, (ii) the parents and siblings of the individual, (iii) any trust or family partnership whose beneficiaries shall be such individual and/or such individual's spouse and/or any person related by blood or adoption to such individual or such individual's spouse and (iv) the estate of such individual, or (B) in the case of an entity, a director or officer of such entity or another entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the entity, through the possession, directly or indirectly, of the power to direct the management and policies whether through ownership of voting securities, by contract or otherwise, or directly or indirectly owns ten percent (10%) or more of any class of the stock, membership interests or other ownership interests of such entity.

"Agreement" has the meaning set forth in the Preamble.

"Aggregate Closing Payment" has the meaning set forth in Section 1.2.

"Aggregate Net Loss" has the meaning set forth in Section 8.3(a).

"Allocation Statement" has the meaning set forth in Section 9.4.

"Assets" has the meaning set forth in Section 3.4.

"Authorized Action" has the meaning set forth in Section 10.13(c)

"Basket" has the meaning set forth in Section 8.4(a).

"Business" has the meaning set forth in the Recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

"Business Documents" means all of the Company's rights in, to and under all supplier agreements and any other Contracts with the vendor or manufacturer of any equipment or goods used by such Company in the Business, equipment service agreements, leases of equipment that are related to and used by the Company in the Business and all agreements, business licenses (including any licenses held personally) and permits that are related to the Company's conduct of the Business.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Indemnitees" has the meaning set forth in Section 8.2(a).

"Buyer Parties" has the meaning set forth in the Preamble.

"Buyer Parties' Aggregate Net Loss" has the meaning set forth in Section 8.2(a).

"Buyer Parent Shares" has the meaning set forth in Section 1.3(a)(i)(2).

"Buyer Parent Stock" means shares of common stock of Buyer Parent.

"Canadian Market Participants" has the meaning set forth in Section 5.2.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116-136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.

"Cash" means the aggregate amount of any cash and cash equivalents of the Company as of Closing, which shall not include the amount of any uncashed checks or outgoing wires that remain unsettled as of the Closing or any restricted or encumbered cash, cash held in escrow or as a security deposit or other deposit, or cash otherwise restricted in use or access as of the Closing.

"Cash EBITDA Amount" has the meaning set forth in Section 1.3(a)(i)(1).

"Charter Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"Claiming Party" has the meaning set forth in Section 8.8(a).

"Closing" has the meaning set forth in Section 2.1.

"Closing Balance Sheet" has the meaning set forth in Section 1.4(b)(i).

"Closing Date" has the meaning set forth in Section 2.1.

"Closing Date Indebtedness and Transaction Expenses Certificate" has the meaning set forth in Section 1.4(a)(ii).

"Closing Escrowed Stock" has the meaning set forth in Section 1.2(b).

"Closing Working Capital" means the Working Capital of the Company determined as of immediately prior to the Closing.

"Closing Working Capital Statement" means the Final Closing Working Capital delivered in accordance with Section 1.4(b)(i).

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other agreements or Contracts that would require the Company or any of its Subsidiaries or any Seller to issue any of its Equity Interests; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of the Company or any of its Subsidiaries or owned by the Company or any of its Subsidiaries or any Seller; (c) statutory pre-emptive rights or pre-emptive rights granted under the Company's or any of its Subsidiaries or any Seller's Charter Documents or any agreement or Contract to which the Company or any of its Subsidiaries or any such Seller is a party or may otherwise be bound; (d) stock appreciation rights, phantom equity, profit participation, calls, purchase rights, subscription rights, stock appreciation rights, stock-based performance units, Contracts or other similar rights with respect to the Company or any of its Subsidiaries and (e) any other rights or commitments obligating the Company or any of its Subsidiaries or any Seller to issue, grant, extend or enter into any of the foregoing.

"Company" has the meaning set forth in the Preamble.

"Company Contracts" has the meaning set forth in Section 3.12(a).

"Company Licensed Intellectual Property" has the meaning set forth in Section 3.11(a).

"Company Owned Intellectual Property" has the meaning set forth in Section 3.11(a).

"Company Owned Intellectual Property Rights" has the meaning set forth in Section 3.11(d)(ii).

"Company Products" has the meaning set forth in Section 3.23(a).

"Company Regulatory Agency" has the meaning set forth in Section 3.23(b).

"Company Regulatory Permits" has the meaning set forth in Section 3.23(b).

"Company Software" has the meaning set forth in Section 3.11(i).

"Company Website" means any public or private website owned, maintained, or operated at any time by or on behalf of the Company or any of its Subsidiaries.

"Company's Knowledge," "Knowledge of the Company" or to words or phrases of similar import with respect to the Company means the knowledge that would reasonably be expected to be known by the directors, officers and executives of the Company in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry, including (without limitation) of the other personnel and records of the Company and its Affiliates.

"Contract" or "Contracts" means all contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, undertakings, joint ventures, indentures, mortgages, deeds, security interests, guarantees, and other similar arrangements, commitments and legally binding arrangements, whether written or oral, other than the Plans.

"Contribution and Exchange Agreement" has the meaning set forth in Section 1.3(b).

"Customer Contracts" means all of the Company's rights in, to and under all Contracts with the Company's customers.

"Data Protection Laws" means all applicable Laws relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties).

"Deferred Payroll Taxes" means (i) the employer portion of any payroll Taxes for a Pre-Closing Period (or the portion of a Straddle Period ending on the Closing Date) in respect of which any of the Companies or its Subsidiaries has deferred the payment thereof until after the Closing Date pursuant to the CARES Act (or other similar Law), and (ii) the employee portion of any payroll Taxes for a Pre-Closing Period in respect of which any of the Companies or its Subsidiaries has deferred the payment thereof until after the Closing Date pursuant to the Payroll Tax Executive Order, in each case, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Act or any similar Law to reduce the amount of any such Taxes payable or owed.

"Dispute" has the meaning set forth in Section 10.11.

"Dispute Notice" has the meaning set forth in Section 10.11(a).

"Earnout Covenants" has the meaning set forth in Schedule B.

"Earnout Disputed Amounts" has the meaning set forth in Section 1.3(d)(iii).

"Earnout Financial Statements" has the meaning set forth in Section 1.3(c).

"Earnout Payment" has the meaning set forth in Section 1.3(a)(i).

"Earnout Payment Date" has the meaning set forth in Section 1.3(d)(vi).

"Earnout Resolution Period" has the meaning set forth in Section 1.3(d)(ii).

"Earnout Review Period" has the meaning set forth in Section 1.3(d)(i).

"Earnout Statement" has the meaning set forth in Section 1.3(c).

"Earnout Statement of Objections" has the meaning set forth in Section 1.3(d)(ii).

"Earnout Undisputed Amounts" has the meaning set forth in Section 1.3(d)(iii).

"EBITDA" means the net earnings before interest, tax, depreciation and amortization of the Company during the Measurement Period calculated in in accordance with the accounting principles, policies and procedures of Parent which are set forth on the audited financial statements of Parent during the Measurement Period as adjusted in accordance with the EBITDA Accounting Principles.

"EBITDA Accounting Principles" shall mean the accounting principles, policies and procedures of the Company, which are prepared in accordance with GAAP and consistent with the Parent Accounting Principles.

"EBITDA Amount" has the meaning set forth in Section 1.3(a)(i).

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Equity Consideration" means shares of Buyer Parent Stock issuable to Sellers pursuant to Section 1.3 hereof and shares of Parent Special Stock exchangeable in accordance therewith.

"Equity Interests" means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock or equity interests, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, (g) any other interest classified as an equity security of a Person or (h) any Commitments with respect to any of the foregoing.

"ERISA" has the meaning set forth in Section 3.10(a).

"Escalation Notice" has the meaning set forth in Section 10.11(a).

"Escrow Account" means an account administered by the Escrow Agent for the Closing Payment Escrow Amount..

"Escrow Agreement" means that certain Escrow Agreement by and among the Sellers and the Escrow Agent.

"Escrow Agent" means Downs Rachlin Martin PLLC.

"Estimated Closing Balance Sheet" has the meaning set forth in Section 1.4(a)(i).

"Estimated Closing Working Capital" has the meaning set forth in Section 1.4(a)(i).

"Estimated Indebtedness Amount" has the meaning set forth in Section 1.4(a)(i).

"Estimated Negative Working Capital Adjustment Amount" has the meaning set forth in Section 1.4(a)(i).

"Estimated Positive Working Capital Adjustment Amount" has the meaning set forth in Section 1.4(a)(i).

"Estimated Statement" and "Estimated Statements" has the meaning set forth in Section 1.4(a)(i).

"Estimated Transaction Expenses Amount" has the meaning set forth in Section 1.4(a)(i).

"Existing Lease" has the meaning set forth in Section 3.6(b).

"FDA" has the meaning set forth in Section 3.23(b).

"FDA Laws" means the U.S. Federal Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301 et seq), as amended; the Federal Trade Commission Act ( 15 U.S.C. §§ 41-58), as amended; and the rules and regulations promulgated thereunder, and any other applicable laws governing the development, testing, clinical trials, manufacture, production, labeling, packaging, promotion, advertising, storage, distribution, sale, import, or export of medical devices and consumer wearables, as well as permit, registration, and licensing requirements, as well as any other international, supranational, federal, state, and local laws and each of their applicable implementing rules and regulations enforced by regulatory authorities in the jurisdictions where the Company Products are sold and distributed. "Final Deficiency" has the meaning set forth in Section 1.4(b)(v).

"Final Indebtedness Amount" has the meaning set forth in Section 1.4(b)(i).

"Final Closing Working Capital" has the meaning set forth in Section 1.4(b)(i).

"Final Indebtedness Adjustment" has the meaning set forth in Section 1.4(b)(iv).

"Final Negative Working Capital Adjustment" has the meaning set forth in Section 1.4(b)(iv).

"Final Positive Working Capital Adjustment" has the meaning set forth in Section 1.4(b)(iv).

"Final Transaction Expenses Adjustment" has the meaning set forth in Section 1.4(b)(iv).

"Final Transaction Expenses Amount" has the meaning set forth in Section 1.4(b)(i).

"Financial Statements" has the meaning set forth in Section 3.8(a).

"Fundamental  Representations" has the meaning set forth in Section 8.1(a).

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Entity" means any federal, state, county, city, municipal, or other local or foreign government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, or any subdivision, authority, commission, board, bureau, court, tribunal, administrative panel, hearing body, commission or other instrumentality thereof or dispute-resolving panel thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or Taxing authority under or for the account of any of the foregoing.

"Guarantee" has the meaning set forth in Section 5.5.

"Indebtedness" means, without duplication and with respect to the Company, (a) all Liabilities of such Person for borrowed money, (b) any deficit balance in cash, (c) all liabilities evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (d) all Liabilities of such Person issued or assumed for deferred purchase price payments, (e) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) all Liabilities of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, (i) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness, (j) all Liabilities for deferred revenue, (k) without duplication, the aggregate amount of any compensation owed to any current or former director, officer and/or employee of the Company related to the transactions contemplated by this Agreement (including severance, retention, equity, phantom equity, change of control and similar payment obligations or bonuses), whether or not contingent upon, triggered or accelerated by, or otherwise become payable in connection with or as a result of the transactions contemplated by this Agreement, whether alone or in combination with other events or the passage of time, even if further contingent on a cessation of employment or the provision of additional services plus any Taxes attributable to such compensation, (l) all Related Party Obligations, (m) all Liabilities, accrued as of the Closing Date in accordance with GAAP, of the Company for unpaid Taxes which are due and payable after the Closing Date, including any Deferred Payroll Tax, (n) any guaranty of any Indebtedness of any other Person of the kind referred to in the foregoing clauses (a) through (m) and (o) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (n). Notwithstanding the foregoing, that amount attributable to any liabilities or items included in the final determination of Closing Working Capital shall not be double counted in the calculation of Indebtedness.

"Indemnifying Party" has the meaning set forth in Section 8.8(a).

"Inspira" has the meaning set forth in the Preamble.

"Independent Accountant" means RSM US LLP.  If RSM US LLP is unable to serve, then Buyer and Seller Rep shall promptly appoint by mutual agreement a different accounting firm of regional or national standing.

"Intellectual Property Right" means all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code, object code, application programming interfaces, architecture, schematics, computerized databases and other related specifications and documentation), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, in the case of each of the foregoing which is owned by a Person or used or held for use by such Person in connection with its respective business.

"IP Licenses" has the meaning set forth in Section 3.12(a).

"IRS" has the meaning set forth in Section 3.10(b).

"IT Systems" means all software, communications devices, computer systems, servers, network equipment, point of sale systems, Company Websites and other electronic hardware used, owned, leased or licensed by the Company or any Subsidiaries of the Company.

"Law" means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, Order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common law, decision of any court or other tribunal or Governmental Entity legally binding on the relevant Person or its properties, or any other pronouncement having the effect of Law of any Governmental Entity, in each case as in effect as of the Closing Date.

"Liabilities" means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, liabilities, damages, costs, diminution of value and expenses of every kind and nature (including reasonable attorneys' fees, expert consultant and witness fees, and costs of investigation and enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers); provided that "Losses" shall not include  punitive damages or exemplary damages unless and only to the extent actually awarded to a third party in a Third Party Claim; provided further, nothing in the foregoing shall exclude or limit Losses based on consequential damages, lost profits or multiple of lost profits, but only if and to the extent the Indemnified Party is entitled to such types of Losses under applicable Law.

"Material Customer" has the meaning set forth in Section 3.12(b).

"Material Supplier" has the meaning set forth in Section 3.12(b).

"Measurement Period" has the meaning set forth in Section 1.3(a)(i).

"Membership Interests" has the meaning set forth in the Recitals.

"Minimum Cash EBITDA Amount" has the meaning set forth in Section 1.3(a)(i)(1).

"Minimum Equity EBITDA Amount" has the meaning set forth in Section 1.3(a)(i)(2).

"Most Recent Balance Sheet" has the meaning set forth in Section 3.8(a).

"Non-Competition Agreement" has the meaning set forth in Section 1.5.

"Non-Competition Seller" has the meaning set forth in Section 1.5.

"One-Time Payment Amount" means the amount, if any, paid by Riddell to the Company during the Measurement Period in respect of a change of control pursuant to the agreements between Riddell and the Company in effect as of the Closing.

"Open Source Materials" means software or other material that is distributed as "free software," "open source software" or under similar licensing or distribution terms.

"Order" means any writ, judgment, injunction, order, decree (including any consent decree), stipulation, settlement, determination, or award that is issued, promulgated, or entered by or with a Governmental Entity, in each case whether temporary, preliminary, or final.

"Other Contracts" has the meaning set forth in Section 3.12(a).

"Parent Accounting Principles" shall mean the accounting principles, policies and procedures of the Parent, which are prepared in accordance with GAAP, consistently applied in the financial statements of Parent (other than as required by changes in GAAP since the date of issuance of such financial statements), and made available on SEDAR as a publicly traded company listed on the TSX Venture Exchange.

"Parent" has the meaning set forth in the Preamble.

"Parent Special Stock" has the meaning set forth in Section 1.3(b).

"Parent Stock" has the meaning set forth in Section 1.3(b).

"Partnership Audit Rules" shall mean the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114 74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Governmental Entity.

"Pass-Through Tax Return" means any income Tax Return filed by or with respect to the Company to the extent that (i) the Company is treated as a partnership or disregarded entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the income Tax Returns of Seller or the direct or indirect owners of a Seller.

"Permit" means all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances, ratifications, notifications, certificates of need, identification numbers, easements, variances, grants or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, trust, association, or other entity.

"Plan" has the meaning set forth in Section 3.10(a).

"Post-Closing Consideration Payments" has the meaning set forth in Section 8.5(a).

"Pre-Closing Period" means any taxable period ending on or before the Closing Date.

"Pre-Closing Taxes" means, without duplication, (a) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all Pre-Closing Periods, (b) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 9.1 hereof), (c) any and all Taxes of an "affiliated group" (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Company  or any of its Subsidiaries (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (d) any and all Taxes of or imposed on the Company or any of its Subsidiaries as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (e) any Taxes attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of any Seller Party under this Agreement, (f) any and all Transfer Taxes required to be paid by the Sellers pursuant to Section 9.2 hereof, (g) any applicable withholding Taxes not deducted and withheld by the Buyer Parties pursuant to Section 1.3 or Section 1.6, (h) any and all amounts required to be paid by the Company pursuant to any Tax Sharing Agreement that the Company was a party on the Closing Date and (i) any reasonable accountant and attorneys' fees, costs and other out-of-pocket expenses incurred by Buyer or its Affiliates (including the Companies and Company Subsidiaries) with respect to any of the foregoing or with respect to filing, preparing, or defending any Tax Return for a Pre-Closing Period.

"Preparing Party" has the meaning set forth in Section 9.1(b)(i).

"Principal Seller" has the meaning set forth in the Preamble.

"Product Development and Commercialization Activities" means, with respect to each Company Product and service, any combination of research, development, manufacture, importation, exportation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other strategy and commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Company Product.

"Pro Rata Percentage" has the meaning set forth in Section 1.2.

"Purchased Interests" has the meaning set forth in the Recitals.

"Real Property" has the meaning set forth in Section 3.6(b).

"Regulation S" has the meaning set forth in Section 3.22(d).

"Regulatory  Representations" has the meaning set forth in Section 8.1(a).

"Related Documents" has the meaning set forth in Section 3.3(a)

"Related Party".  Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer or member of the Company; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Person (other than the Company) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

"Related Party Obligations" has the meaning set forth in Section 6.1.

"Released Claims" has the meaning set forth in section 5.3.

"Released Liabilities" has the meaning set forth in section 5.3.

"Released Party" has the meaning set forth in section 5.3.

"Releasing Parties" has the meaning set forth in section 5.3.

"Representative" means, with respect to any Person, any and all directors, members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents or representatives of such Person.

"Reviewing Party" has the meaning set forth in Section 9.1(b)(i).

"Richard" has the meaning set forth in the Preamble.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities Laws" means, collectively, the Securities Act and any state securities and "blue sky" laws.

"Seller Aggregate Net Loss" has the meaning set forth in Section 8.3(a).

"Seller Parties" has the meaning set forth in the Preamble.

"Seller Prepared Tax Returns" has the meaning set forth in Section 9.1(b)(i).

"Seller Rep" has the meaning set forth in the Preamble.

"Seller Rep Account" means an escrow account administered by the Escrow Agent to hold the Seller Rep Amount.

"Seller Rep Amount" means $100,000.

"Sellers" has the meaning set forth in the Preamble.

"Straddle Period" means any taxable period beginning on or before and ending after the Closing Date.

"Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term "Subsidiary" shall include all Subsidiaries of such Subsidiary

"Target Working Capital" means $750,000.

"Tax" or "Taxes" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, withholding on amounts paid to or by the Company or any of its Subsidiaries or any of their respective Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Entity, (b) any liability of the Company or any of its Subsidiaries, or any of their respective Affiliates for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any of its Subsidiaries, or any of their respective Affiliates for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company or any of its Subsidiaries, or any of their respective Affiliates for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

"Tax Returns" means all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

"Tax Sharing Agreement" means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

"Third Party Claim" has the meaning set forth in Section 8.8(b).

"Transaction" has the meaning set forth in Section 1.1.

"Transaction Expenses" means all fees and expenses incurred by the Company or any Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Related Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

"Transfer Tax" has the meaning set forth in Section 9.2.

"Unsatisfied Losses" has the meaning set forth in Section 8.5(b).

"Working Capital Injection" has the meaning set forth in Section 1.3(e)(i).

"Working Capital of the Company" or "Working Capital" shall mean the current assets of the Company, less the current liabilities of the Company determined in accordance with and adjusted pursuant to the Accounting Principles.

"Working Capital Offset Amount" has the meaning set forth in Section 1.3(e)(ii).

"Working Capital Sellers" means each of Richard Greenwald and Jeffrey J. Chu.

[signatures follow]

IN WITNESS WHEREOF, the parties have caused this Membership Interest Purchase and Contribution Agreement to be executed on as of the date first written above.

BUYER:	SIMBEX ACQUISITION I CORP. By: (signed) "Les Cross" Name: Les Cross__________________________ Title: Interim CEO & Chairman_____________

BUYER:	SIMBEX PARENT ACQUISITION I CORP. By: (signed) "Les Cross" Name: Les Cross__________________________ Title: Interim CEO & Chairman

BUYER PARENT:	SALONA GLOBAL MEDICAL DEVICE CORPORATION By: (signed) "Les Cross" Name: Les Cross__________________________ Title: Interim CEO & Chairman

INSPIRA:	INSPIRA FINANCIAL COMPANY By: (signed) "Les Cross" Name: Les Cross__________________________ Title: Interim CEO & Chairman

[Signature Page to Membership Interest Purchase Agreement]

COMPANY:	SIMBEX, LLC By: (signed) "Richard Greenwald" Name: Richard Greenwald Title: CEO

SELLERS:

(signed) "Richard Greenwald"

RICHARD GREENWALD, as Trustee of the Richard Mark Greenwald Trust u/a dated March 3, 2005

(signed) "Ann Greenwald"

ANN E. GREENWALD, as Trustee of the Ann E. Greenwald Trust u/a dated March 3, 2005

(signed) "Jeffrey Chu"

JEFFREY J. CHU

(signed) "David Bertoni"

DAVID W. BERTONI

(signed) "John Stephens"

JOHN G. STEPHENS

[Signature Page to Membership Interest Purchase Agreement]